Execution Version
SEPARATION AGREEMENT
by and among
NFE BRAZIL HOLDINGS LIMITED,
BRADFORD COUNTY HOLDINGS LIMITED
and
NEW FORTRESS ENERGY INC.

Dated as of September 11, 2026

TABLE OF CONTENTS
Page
Section 1.1    General    2
Section 1.2    References; Interpretation    30
Section 1.3    Effective Time    31
ARTICLE II

THE SEPARATION
Section 2.1    General    31
Section 2.2    Transfer of Assets; Assumption and Satisfaction of Liabilities    32
Section 2.3    Intergroup Accounts    36
Section 2.4    Limitation of Liability; Intergroup Contracts    37
Section 2.5    Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time    38
Section 2.6    Wrong Pockets; Mail & Other Communications; Payments    40
Section 2.7    Conveyancing and Assumption Instruments    42
Section 2.8    Further Assurances    42
Section 2.9    Novation of Liabilities    43
Section 2.10    Guarantees and Credit Support Instruments    44
Section 2.11    Bank Accounts; Cash Balances    47
Section 2.12    Disclaimer of Representations and Warranties    47
ARTICLE III

CLOSING
Section 3.1    Equity Transfer Pursuant to the RSA, the Restructuring Plan and the Transaction Implementation Deed    48
Section 3.2    BrazilCo Fractional Shares    49
Section 3.3    Effectiveness of Closing    49
ARTICLE IV

CERTAIN COVENANTS
Section 4.1    Auditors and Audits; Financial Statements and Accounting    49
Section 4.2    Separation of Information    51
Section 4.3    Nonpublic Information    53
Section 4.4    Cooperation    53
Section 4.5    Permits and Financial Assurance    54
Section 4.6    Transitional Trademark License.    55
Section 4.7    IP Cross-License.    56
Section 4.8    Cybersecurity Cooperation    58
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Section 4.9    Tax Matters    58
ARTICLE V

INDEMNIFICATION
Section 5.1    Release of Pre-Closing Claims    61
Section 5.2    Indemnification by CoreCo    63
Section 5.3    Indemnification by BrazilCo    63
Section 5.4    Procedures for Third Party Claims    63
Section 5.5    Procedures for Direct Claims    66
Section 5.6    Cooperation in Defense and Settlement    67
Section 5.7    Indemnification Payments    69
Section 5.8    Indemnification Obligations Net of Insurance Proceeds and Other Amounts    69
Section 5.9    Management of Existing Actions    70
Section 5.10    Additional Matters; Survival of Indemnities    72
ARTICLE VI

CONFIDENTIALITY; ACCESS TO INFORMATION
Section 6.1    Preservation of Corporate Records    72
Section 6.2    Provision of Corporate Records    73
Section 6.3    Disposition of Information    77
Section 6.4    Witness Services    77
Section 6.5    Reimbursement; Other Matters    77
Section 6.6    Confidentiality; Non-Use    78
Section 6.7    Privileged Matters    80
Section 6.8    Conflicts Waiver    83
Section 6.9    Ownership of Information    84
Section 6.10    Personal Data    84
ARTICLE VII

DISPUTE RESOLUTION
Section 7.1    Negotiation and Arbitration    86
Section 7.2    Continuity of Service and Performance    90
ARTICLE VIII

INSURANCE
Section 8.1    Access to Insurance Policies for Pre-Closing Matters    90
Section 8.2    Cyber Insurance    93
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Section 8.3    “Tail” or Prior Acts Coverage    93
Section 8.4    Directors and Officers Indemnification    93
Section 8.5    Insurance for Post-Closing Matters    94
Section 8.6    No Assignment of Entire Insurance Policies    94
ARTICLE IX

MISCELLANEOUS
Section 9.1    Complete Agreement; Construction    94
Section 9.2    Ancillary Agreements    95
Section 9.3    Counterparts    95
Section 9.4    Survival of Agreements    95
Section 9.5    Expenses    95
Section 9.6    Notices    95
Section 9.7    Waivers    96
Section 9.8    Amendments    96
Section 9.9    Assignment    96
Section 9.10    Successors and Assigns    97
Section 9.11    Certain Termination and Amendment Rights    97
Section 9.12    Payment Terms    97
Section 9.13    No Circumvention    98
Section 9.14    Subsidiaries    98
Section 9.15    Third Party Beneficiaries    98
Section 9.16    Title and Headings    99
Section 9.17    Exhibits and Schedules    99
Section 9.18    Governing Law    99
Section 9.19    Specific Performance    99
Section 9.20    Severability    99
Section 9.21    No Duplication; No Double Recovery    100
Section 9.22    Public Announcements    100
Section 9.23    Tax Treatment of Payments    100

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INDEX OF DEFINED TERMS
2029 New Noteholders    2
2029 New Notes    2
Acceptable Alternative Arrangement    2, 34
Action    2
Adverse Tax Effect    2, 61
Affiliate    2
Agreement    1, 3
Ancillary Agreements    3
Arbitral Tribunal    3, 87
Assets    3
Assume    3, 32
Audited Party    3, 50
Benefit Plan    3
Bradford County LLC    1, 3
Bradford County LLC Transfer    1, 3
Bradford HoldCo    1, 3
Bradford HoldCo Equity    1, 3
Brazil Parent    4
BrazilCo    4
BrazilCo Accounts    4, 47
BrazilCo Assets    4
BrazilCo Benefit Plan    7
BrazilCo Business    7
BrazilCo Contracts    8
BrazilCo Controlled Existing Actions    8, 70
BrazilCo CSIs    8, 46
BrazilCo Discontinued and/or Divested Operations and Business Liabilities    8
BrazilCo Discontinued and/or Divested Operations and Businesses    8
BrazilCo Employees    4, 8
BrazilCo Environmental Liabilities    8
BrazilCo Equity Transfer    8
BrazilCo Financing Arrangements    9
BrazilCo Group    9
BrazilCo Indemnitees    9
BrazilCo Inventory    7, 9
BrazilCo Joint Ventures and Minority Investments    4, 9
BrazilCo Legacy Site    9
BrazilCo Liabilities    9
BrazilCo Real Property    5, 11
BrazilCo Shared Contracts    11
BrazilCo Specified Corporate Contracts    8
BrazilCo Specified Leased Real Property    5, 11
BrazilCo Specified Owned Real Property    4, 11
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Business    11
Business Day    11
Cash and Cash Equivalents    12
Chair    12, 87
Closing    12
Closing Date    12
Code    12
Collective Benefit Services    12, 80
Commission    12
Confidential Information    12
Consents    12
Contract    12
Controller    13
Controlling Party    13
Conveyancing and Assumption Instruments    13
Copyrights    13
CoreCo    1, 13
CoreCo Accounts    13, 47
CoreCo Assets    13
CoreCo Benefit Plan    16
CoreCo Business    16
CoreCo Contracts    16
CoreCo Controlled Existing Actions    16, 71
CoreCo Counsel    16, 83
CoreCo CSIs    16, 46
CoreCo Environmental Liabilities    17
CoreCo Financing Arrangements    17
CoreCo Group    17
CoreCo House Marks    17
CoreCo Indemnitees    17
CoreCo Inventory    16, 17
CoreCo Liabilities    17
CoreCo Marks    19
CoreCo Shared Contracts    19
CoreCo Specified Corporate Contracts    16
Credit Support Instruments    19
Damages    19
Data Protection Laws    19
Data Subject    20
Decision on Interim Relief    20, 89
Discontinued and/or Divested Operations and Businesses    20
Dispute    20, 86
Effective Time    20
Emergency Arbitrator    20
Engineering Models and Databases    20
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Environmental Laws    20
Environmental Liabilities    21
Environmental Permit    21
ERISA    21
Financing Disclosure Documents    21
Force Majeure Event    21
GDPR    19, 21
General Dispute Notice    21, 86
General Negotiation Period    21, 86
Governmental Entity    21
Group    22
Guaranty Release    22, 45
Hazardous Substances    22
ICDR    22, 87
Indebtedness    22
Indemnifiable Loss    22
Indemnifiable Losses    22
Indemnifying Party    22, 64
Indemnitee    22, 63
Indemnity Payment    22, 69
Information    23
Insurance Policies    23
Insurance Proceeds    23
Insurer    23
Intellectual Property    23
Intergroup Accounts    23, 36
Interim Relief    23, 88
Internal Control Audit and Management Assessments    24, 50
Internal Reorganization    2, 24
IT Assets    24
Joint Actions    24, 71
Know-How    24
Law    24
Legacy BrazilCo Environmental Liabilities    24
Legacy Site    20, 24
Liabilities    24
Liable Party    25, 44
Managing Party    25, 71
Mixed Contract    25
New York Court    25, 89
NFE Brazil    1, 25
NFE Brazil Equity    1, 25
NFE Financing    25
Non-Assumable Third Party Claims    25, 64
Non-Managing Party    25, 71
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Non-Shared Contract    25
Non-Transferred Permit    25, 54
Notice Recipient    25, 35
Notifying Party    25, 35
Off-Site Environmental Liabilities    25
Other Party    25, 43
Other Party’s Auditors    26, 50
Other Surviving Intergroup Accounts    26, 36
Partial Assignment    26, 33
Parties    1, 26
Party    1, 26
Patent    26
Permit Transferee    26
Permit Transferor    26
Permits    26
Permitted IP Transfer    26, 57
Permitted IP Transferee    26, 57
Person    26
Personal Data    26
Personal Data Breach    26
Plant Operating Documents    27
Policies    27
Privilege    27, 80
Privileged Information    27, 80
Processing    27
R-2 Revolving Credit Facility Debt    27
RCF-2/TLA Holders    27
Record Date    27
Records    27
Registrations    27
Release    27
Restructuring    28
Restructuring Plan    28
RSA    1, 28
Rules    28, 87
Security Interest    28
sell-off period    28, 56
Series I Loan    28
Series I Loan Agreement    28
Series I Loan Debt    28
Series II Loan    28
Series II Loan Agreement    28
Series II Loan Debt    28
Shared Contract    28
Shared Permit    29, 55
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Software    29
Sole Benefit Services    29, 80
Specified BrazilCo Assets    6, 29
Specified BrazilCo Liabilities    11, 29
Specified CoreCo Assets    14, 29
Specified CoreCo Liabilities    18, 29
Subsidiary    29
Tax    29
Tax Return    30
Taxes    29
Term Loan A Debt    30
Third Party Claim    30, 63
Third Party Proceeds    30, 69
Trademark License Period    30, 55
Trademarks    30
Transaction Implementation Deed    30
Transfer    30, 32
Transfer Taxes    30
Transferred    30
Transition Services Agreement    30
UK GDPR    19, 30

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SEPARATION AGREEMENT
SEPARATION AGREEMENT (this “Agreement”), dated as of September 11, 2026, by and among New Fortress Energy Inc., a Delaware corporation (“CoreCo”), NFE Brazil Holdings Limited, a Bermuda exempted company limited by shares (“NFE Brazil”) and Bradford County Holdings Limited, a Bermuda exempted company limited by shares (“Bradford HoldCo”, and together with NFE Brazil, “BrazilCo”). Each of CoreCo and BrazilCo is sometimes referred to herein as a “Party”, and collectively, as the “Parties”.
W I T N E S S E T H:
WHEREAS, CoreCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the BrazilCo Business and (b) the CoreCo Business;
WHEREAS, CoreCo and certain of its Subsidiaries have entered into that certain Restructuring Support Agreement, dated as of March 17, 2026 (the “RSA”), pursuant to which CoreCo, certain of its Subsidiaries and the Supporting Creditors (as defined therein) have agreed to support a comprehensive restructuring of CoreCo’s indebtedness (the “Restructuring”), which shall be implemented in accordance with the Restructuring Plan;
WHEREAS, pursuant to the RSA, the Restructuring Plan and the Transaction Implementation Deed, CoreCo will, or will cause its applicable Subsidiary or Subsidiaries to, Transfer (a) one hundred percent (100%) of the membership interests of Bradford County Real Estate Partners LLC, a Delaware limited liability company (“Bradford County LLC”), to Bradford HoldCo (the “Bradford County LLC Transfer”), (b) 94.2977% of the common shares of NFE Brazil, par value one cent ($0.01) per share (the “NFE Brazil Equity”), to the 2029 New Noteholders and 5.0723% of the NFE Brazil Equity to the RCF-2/TLA Holders, (c) one hundred percent (100%) of the common shares of Bradford HoldCo, par value one cent ($0.01) per share (the “Bradford HoldCo Equity”), to the 2029 New Noteholders (clauses (b) and (c) together, the “BrazilCo Equity Transfer”), and (d) one hundred percent (100%) of the interests in the Series I Loan Debt and the Series II Loan Debt to the 2029 New Noteholders, in full satisfaction of the 2029 New Notes and in partial satisfaction of the R-2 Revolving Credit Facility Debt and the Term Loan A Debt at the Closing;
WHEREAS, in order to effect the separation of the BrazilCo Business from the CoreCo Business, the Board of Directors of CoreCo has determined that it is appropriate, desirable and in the best interests of CoreCo and its stockholders (a) to undertake a series of transactions with respect to the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) CoreCo and/or one or more members of the CoreCo Group, collectively, owning all of the CoreCo Assets, assuming or retaining (or indemnifying the BrazilCo Indemnitees against) all of the CoreCo Liabilities and, except as provided in any Ancillary Agreement, operating the CoreCo Business, and (ii) BrazilCo and/or one or more members of the BrazilCo Group, collectively, owning all of the BrazilCo Assets, assuming or retaining (or indemnifying the CoreCo Indemnitees against) all of the BrazilCo Liabilities and, except as provided in any Ancillary Agreement, operating the BrazilCo Business, in each case (such transactions described in this clause (a), the “Internal
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Reorganization”), and (b) for CoreCo to effect, or cause to effect, the BrazilCo Equity Transfer; and
WHEREAS, each of CoreCo and BrazilCo has determined that it is necessary and desirable to agree to the corporate transactions required to effect the Internal Reorganization (to the extent not already effected prior to the date hereof) and the BrazilCo Equity Transfer and to agree to other agreements that will govern certain other matters following the Effective Time.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
Article I

DEFINITIONS AND INTERPRETATION
1.General. As used in this Agreement, the following terms shall have the following meanings:
(1)“2029 New Noteholders” shall mean the holders of the 2029 New Notes.
(2)“2029 New Notes” shall have the meaning set forth in the RSA.
(3)“Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(c)(i).
(4)“Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, audit, examination, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.
(5)“Adverse Tax Effect” shall have the meaning set forth in Section 4.9(g).
(6)“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the avoidance of doubt, notwithstanding the foregoing, in no event shall (a) any member of the CoreCo Group or BrazilCo Group be considered an Affiliate of any investment fund affiliated with Fortress Investment Group, LLC, or any portfolio company of any investment fund affiliated with Fortress Investment Group, LLC, (b) any investment fund affiliated with Fortress Investment Group, LLC, or any portfolio company of any investment fund affiliated with Fortress Investment Group, LLC, be considered to be an Affiliate of any member of the CoreCo Group or BrazilCo Group, (c) any member of the CoreCo Group or BrazilCo Group be considered an Affiliate of Capital Research and Management Company or any of the funds that it or its affiliates advise, sub-advise or manage, or any accounts or sub-accounts that Capital Research and Management Company or any of the funds that it or its affiliates advise, sub-advise or manage, or (d) Capital Research and Management Company or any of the funds that it or its affiliates advise, sub-advise or manage, or any accounts or sub-accounts that Capital Research and Management Company or any of the funds that it or its affiliates advise, sub-advise or manage, be considered to be an Affiliate of any member of the CoreCo Group or BrazilCo Group. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether
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through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of CoreCo or CoreCo’s stockholders prior to the Effective Time.
(7)“Agreement” shall have the meaning set forth in the preamble hereto.
(8)“Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Transition Services Agreement and any other agreements to be entered into by and between any member of the BrazilCo Group and any member of the CoreCo Group, at, prior to or after the Closing in connection with the Closing, but shall exclude the Conveyancing and Assumption Instruments.
(9)“Arbitral Tribunal” shall have the meaning set forth in Section 7.1(c)(i).
(10)“Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
(11)“Assume” shall have the meaning set forth in Section 2.2(b).
(12)“Audited Party” shall have the meaning set forth in Section 4.1(c).
(13)“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto), and all other employment, consulting, severance, termination, retirement, profit sharing, pension, savings, bonus, commission, incentive, deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or stock option, restricted equity or other equity or equity-based, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or any other compensation or benefit plan, program, arrangement, agreement, fund or commitment.
(14)“Bradford County LLC” shall have the meaning set forth in the recitals hereto.
(15)“Bradford County LLC Transfer” shall have the meaning set forth in the recitals hereto.
(16)“Bradford HoldCo” shall have the meaning set forth in the preamble hereto.
(17)“Bradford HoldCo Equity” shall have the meaning set forth in the recitals hereto.
(18)“Brazil Parent” shall mean NFE Brazil Investments LLC, a Delaware limited liability company.
(19)“BrazilCo” shall have the meaning set forth in the preamble hereto.
(20)“BrazilCo Accounts” shall have the meaning set forth in Section 2.11(a).
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(21)“BrazilCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the BrazilCo Group at the time of the Closing, and (y) any member of the CoreCo Group at the time of the Closing:
(i)(A) all interests in the capital stock of, or any other equity interests in, the members of the BrazilCo Group (other than BrazilCo) set forth on Schedule 1.1(33), and (B) the interests in the capital stock of, or any other equity, partnership, membership, joint venture and similar interests in the Persons as set forth on Schedule 1.1(21)(i) under the caption “Joint Ventures and Minority Interests” (the “BrazilCo Joint Ventures and Minority Investments”), and in each case (clauses (A) and (B)), any and all rights related thereto;
(ii)the Assets set forth on Schedule 1.1(21)(ii);
(iii)the employees who provide services to BrazilCo and are employed by BrazilCo (the “BrazilCo Employees”);
(iv)the sponsorship of and all Assets of any BrazilCo Benefit Plan;
(v)any and all rights and interests of the BrazilCo Group under this Agreement;
(vi)(A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(21)(vi)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, all rights or permits related to the storage or sale of any petrochemicals or other similar commodities, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(21)(vi)(A) under the heading “Other Parties in Possession”) (the “BrazilCo Specified Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(21)(vi)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, all rights or permits related to the storage or sale of any petrochemicals or other similar commodities, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(21)(vi)(B) under the heading “Other Parties in Possession”) (the “BrazilCo Specified Leased Real Property”, and together with the BrazilCo Specified Owned Real Property, the “BrazilCo Real Property”);
(vii)any and all BrazilCo Shared Contracts; provided, however, that any such BrazilCo Shared Contracts shall be subject to Section 2.2(c);
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(viii)any and all (A) Intellectual Property (including Intellectual Property rights in or to Plant Operating Documents, Engineering Models and Databases and other Know-How, and excluding IT Assets (which for clarity is governed by Section 1.1(21)(x)), Patents and Trademarks), in each case, owned by CoreCo or BrazilCo, or any of their respective Affiliates, that is exclusively related to, or exclusively used or held for use in, the conduct of the BrazilCo Business, and (B) Patents or Trademarks set forth on Schedule 1.1(21)(viii)(B); provided that no domain names, social media accounts or addresses or favicons that include or incorporate any CoreCo House Mark or any variation or derivation thereof shall constitute a BrazilCo Asset;
(ix)any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any BrazilCo Liability;
(x)any and all IT Assets owned, licensed to or by, or held by CoreCo or BrazilCo, or any of their respective Affiliates, that are exclusively related to, or exclusively used or held for use in, the conduct of the BrazilCo Business, in each case, excluding any IT Assets that are “end user devices”;
(xi)any and all IT Assets that are “end user devices” (e.g., mobile phones, laptop computers, desktop computers and tablets, as well as associated peripherals) and which are assigned (formally or de facto (which, for the avoidance of doubt, does not include computers commonly used by a specific individual but that are part of a computer room or other shared computing space)) exclusively to any BrazilCo Employee, excluding any and all IT Assets constituting Contracts or which are leased by Contract;
(xii)any and all BrazilCo Contracts (other than those that constitute IT Assets);
(xiii)subject to Section 6.10, and other than Intellectual Property and IT Assets, any and all Information exclusively related to the BrazilCo Business, and, to the extent not exclusively related to the BrazilCo Business, any and all (A) Information to the extent related to the BrazilCo Business or any BrazilCo Asset or BrazilCo Liability, (B) books and records held at the BrazilCo Real Property and (C) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “BrazilCo Assets” (subject to any agreements with third parties as to the ownership of corporate or similar legal entity books and records for any BrazilCo Joint Ventures and Minority Investments);
(xiv)any and all Permits, Consents and Registrations, in each case, that are exclusively related to, used in or held for use in the conduct of the BrazilCo Business;
(xv)all Tax refunds and Tax attributes of any member of the BrazilCo Group (clauses (i) through (xv), the “Specified BrazilCo Assets”);
(xvi)if and to the extent not constituting a Specified CoreCo Asset or a Specified BrazilCo Asset, subject to the express terms thereof:
(a)any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of CoreCo or any of its Subsidiaries as of immediately prior to the Closing that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets) set forth on Schedule 1.1(21)(xvi)(a);
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(b)(I) any and all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the BrazilCo Group, and (II) any and all derivative instruments owned by any member of the BrazilCo Group and held in accounts titled in the name of a member of the BrazilCo Group;
(c)any and all accounts and notes receivable to the extent related to the BrazilCo Business, including those set forth on Schedule 1.1(21)(xvi)(c);
(d)any and all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case, to the extent they are (I) related to, used or held for use in, or arise out of, the operation or conduct of the BrazilCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the CoreCo Group to the extent they are related to, used or held for use in, or arise out of, the operation or conduct of the BrazilCo Business), and/or (II) owned by a member of the BrazilCo Group, and are not related to any Business (other than in a de minimis respect);
(e)any and all furniture that is not related to any Business (other than in a de minimis respect) if, at the time of the Closing, such furniture is held at any BrazilCo Specified Owned Real Property or, except as may be provided pursuant to the terms of a lease with any Person other than the Parties and their respective Group members and Affiliates, BrazilCo Specified Leased Real Property; and
(f)any and all rights, claims, causes of action and credits to the extent relating to any BrazilCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any CoreCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right; and
(xvii)if and to the extent not addressed by the Assets described in clauses (i) through (xvi) of this definition, subject to the express terms thereof, any and all Assets primarily or exclusively related to, used in or held for use in the conduct of the BrazilCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified CoreCo Assets and the Assets described in clause (xiv) of the definition of “CoreCo Assets”:
(a)except for IT Assets and BrazilCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case, that are primarily or exclusively related to, used in or held for use in the conduct of the BrazilCo Business;
(b)any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are primarily or exclusively related to, used in or held for use in the conduct of the BrazilCo Business (the “BrazilCo Inventory”); and
(c)any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the BrazilCo Group or CoreCo Group that, in each case, is primarily or exclusively related to, used in or held for use in the conduct of the BrazilCo Business.
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In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of CoreCo Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified BrazilCo Asset listed on Schedules 1.1(21)(i), 1.1(21)(ii), 1.1(21)(vi)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(21)(vi)(A) and (B) under the heading “Other Parties in Possession”) and 1.1(21)(viii)(B) constitutes a BrazilCo Asset, (ii) any Shared Contract listed on Schedule 1.1(40) constitutes a BrazilCo Asset (subject to Section 2.2(c)), (iii) any Asset listed on Schedule 1.1(21)(xvi)(a) shall give rise to a rebuttable presumption in favor of BrazilCo that such Asset is not related to any Business (other than in a de minimis respect) and (iv) any Asset listed on Schedule 1.1(21)(xvi)(c) constitutes a BrazilCo Asset. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ Insurance Policies, and any assignment of rights to coverage under such Insurance Policies is governed by Article VIII herein.
(22)“BrazilCo Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by any member of the BrazilCo Group.
(23)“BrazilCo Business” shall mean (i) the business, activities and operations (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) in or with respect to the production, manufacture, supply, marketing and sale of natural gas and liquefied natural gas and the construction of liquefied natural gas receiving terminals and gas-fired power plants, in each case, as conducted in Brazil, and as conducted prior to the Closing by any member of the CoreCo Group or BrazilCo Group (or any of their current or former Affiliates, Subsidiaries, divisions, businesses or predecessors), and (ii) the business, activities and operations of Bradford HoldCo.
(24)“BrazilCo Contracts” shall mean Contracts to which CoreCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:
(i)any and all Contracts that relate exclusively to the BrazilCo Business, the BrazilCo Assets and/or the BrazilCo Liabilities; and
(ii)any and all Contracts to which CoreCo or any of its Subsidiaries was a party as of the time of the Closing (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business and are set forth on Schedule 1.1(21)(xvi)(a) (the “BrazilCo Specified Corporate Contracts”).
(25)“BrazilCo Controlled Existing Actions” shall have the meaning set forth in Section 5.9(b).
(26)“BrazilCo CSIs” shall have the meaning set forth in Section 2.10(d).
(27)“BrazilCo Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all Liabilities to the extent arising out of or related to any BrazilCo Discontinued and/or Divested Operations and Businesses of any member (at any point in time) of CoreCo (or any of their respective predecessors).
(28)“BrazilCo Discontinued and/or Divested Operations and Businesses” shall mean (a) the companies, businesses, business units, product lines or business operations set forth on
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Schedule 1.1(28)(a) and (b) any Discontinued and/or Divested Operations and Businesses that, at the time of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation thereof, were managed in all but de minimis respects by or exclusively associated with the BrazilCo Business or any portion thereof as then conducted.
(29)“BrazilCo Employees” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(30)“BrazilCo Environmental Liabilities” means (a) any and all Environmental Liabilities to the extent related to, arising out of or resulting from any ownership or operation of any BrazilCo Real Property; (b) any and all Environmental Liabilities to the extent related to, arising out of, or resulting from the operation or conduct of the BrazilCo Business; (c) any and all Legacy BrazilCo Environmental Liabilities; and (d) any and all Off-Site Environmental Liabilities to the extent related to, arising out of or resulting from wastes generated by the BrazilCo Business or at the BrazilCo Real Property.
(31)“BrazilCo Equity Transfer” shall have the meaning set forth in the recitals hereto.
(32)“BrazilCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(32).
(33)“BrazilCo Group” shall mean BrazilCo, and each Person (other than any member of the CoreCo Group) that is a direct or indirect Subsidiary of BrazilCo immediately prior to the Closing (but after giving effect to the Internal Reorganization), in each case, identified as such on Schedule 1.1(33), and each Person that becomes a Subsidiary of BrazilCo following the Closing.
(34)“BrazilCo Indemnitees” shall mean each member of the BrazilCo Group and each of their Affiliates from and after the Effective Time and each member of the BrazilCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
(35)“BrazilCo Inventory” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(36)“BrazilCo Joint Ventures and Minority Investments” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(37)“BrazilCo Legacy Site” shall mean any (a) site or plant (or portion thereof) set forth on Schedule 1.1(37)(a) and (b) other Legacy Site that, at the time of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation thereof, was managed in all but de minimis respects by or exclusively associated with the BrazilCo Business or any portion thereof as then conducted.
(38)“BrazilCo Liabilities” shall mean any and all Liabilities of (x) any member of the BrazilCo Group at the time of the Closing, and/or (y) any member of the CoreCo Group at the time of the Closing, in each case of clause (x) or (y), in the following categories and regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the BrazilCo Group or CoreCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, and (4) which entity is named in any Action associated with any Liability:
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(i)any and all Liabilities that are expressly assumed by or allocated to the BrazilCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the BrazilCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 9.5 hereof;
(ii)any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the BrazilCo Group, including in connection with the BrazilCo Financing Arrangements, except for statements expressly relating to the CoreCo Business, or (B) the BrazilCo Financing Arrangements;
(iii)any and all of the Liabilities set forth on Schedule 1.1(38)(iii);
(iv)any and all BrazilCo Environmental Liabilities;
(v)other than BrazilCo Environmental Liabilities, any and all BrazilCo Discontinued and/or Divested Operations and Business Liabilities;
(vi)any and all Liabilities to the extent related to, arising out of or resulting from the BrazilCo Specified Corporate Contracts;
(vii)any and all Liabilities in respect of Taxes of any member of the BrazilCo Group for any taxable period;
(viii)any and all Liabilities in respect of Transfer Taxes arising in connection with the transactions contemplated by this Agreement that are apportioned to BrazilCo pursuant to Section 4.9(a);
(ix)any and all Liabilities relating to, arising out of or resulting from any (x) indemnification obligations to any current or former director or officer of the BrazilCo Group and/or (y) ownership of the BrazilCo Joint Ventures and Minority Investments, including any Liabilities relating to, arising out of or resulting from any credit agreement, guarantee, indemnity or Credit Support Instrument given or obtained for the benefit of any BrazilCo Joint Venture and Minority Investment;
(x)any and all Liabilities related to, arising out of or resulting from (a) the Actions set forth on Schedule 1.1(38)(x)(a) or any other Actions exclusively related to the BrazilCo Business, BrazilCo Assets or (without giving effect to this Section 1.1(38)(x)) BrazilCo Liabilities and (b) (1) the Joint Actions set forth on Schedule 1.1(38)(x)(b) or (2) any other Action that is not exclusively related to the BrazilCo Business, BrazilCo Assets or (without giving effect to this Section 1.1(38)(x)) BrazilCo Liabilities, or the CoreCo Business, CoreCo Assets or (without giving effect to Section 1.1(74)(ix)) CoreCo Liabilities, for which the claim underlying such Action would constitute (without giving effect to this clause (b)) in part both a CoreCo Liability and a BrazilCo Liability (excluding those Actions set forth on Schedule 1.1(38)(x)(b)), but in the case of each of clauses (b)(1) and (b)(2), to the extent related to the BrazilCo Business or the BrazilCo Assets or (without giving effect to this Section 1.1(38)(x)) the BrazilCo Liabilities;
(xi)any and all Liabilities related to, arising out of or resulting from (A) any current or former employee or other service provider of any member of the BrazilCo Group, whether occurring prior to, on or following the Closing, (B) any BrazilCo Employees, whether occurring prior to, on or following the Closing, and (C) BrazilCo Benefit Plans;
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(xii)any and all Liabilities for Indebtedness of the BrazilCo Group or of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of the CoreCo Group that was incurred by any member of the BrazilCo Group (and any such Indebtedness guaranteed by any of CoreCo’s Subsidiaries that is a member of the BrazilCo Group) (clauses (i) through (xii) of this Section 1.1(38), the “Specified BrazilCo Liabilities”);
(xiii)unless constituting a Specified CoreCo Liability or a Specified BrazilCo Liability, subject to the express terms thereof, any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the BrazilCo Business, including those set forth on Schedule 1.1(38)(xiii); and
(xiv)if and to the extent not addressed by the Liabilities described in clauses (i) through (xiii) of this definition, any and all Liabilities to the extent relating to, arising out of or resulting from the operation or conduct of the BrazilCo Business, including in the following categories, but in each case, excluding the Specified CoreCo Liabilities and the Liabilities described in clause (xii) of the definition of CoreCo Liabilities:
(a)any and all Liabilities to the extent related to, arising out of or resulting from any of the BrazilCo Contracts; and
(b)any and all Liabilities to the extent related to, arising out of or resulting from any of the BrazilCo Assets (other than Specified CoreCo Liabilities).
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of CoreCo Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) any Specified BrazilCo Liability listed on Schedules 1.1(38)(iii), 1.1(38)(x)(a) and 1.1(38)(x)(b) constitutes a BrazilCo Liability and (ii) any Liability listed on Schedule 1.1(38)(xiii) constitutes a BrazilCo Liability. In addition, the allocation set forth in clause (iv) of this definition of “BrazilCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.
(39)“BrazilCo Real Property” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(40)“BrazilCo Shared Contracts” shall mean any and all Shared Contracts set forth on Schedule 1.1(40), but excluding any BrazilCo Specified Corporate Contract or any CoreCo Specified Corporate Contract.
(41)“BrazilCo Specified Leased Real Property” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(42)“BrazilCo Specified Owned Real Property” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(43)“Business” shall mean (a) with respect to BrazilCo, the BrazilCo Business, or (b) with respect to CoreCo, the CoreCo Business.
(44)“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.
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(45)“Cash and Cash Equivalents” shall mean (a) cash and (b) checks, certificates of deposit having a maturity of less than one year, money orders, bills of exchange, marketable securities, money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.
(46)“Chair” shall have the meaning set forth in Section 7.1(c)(i).
(47)“Closing” shall mean the consummation of the BrazilCo Equity Transfer.
(48)“Closing Date” shall mean the date on which the Closing occurs.
(49)“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
(50)“Collective Benefit Services” shall have the meaning set forth in Section 6.7(a).
(51)“Commission” shall mean the United States Securities and Exchange Commission.
(52)“Confidential Information” shall mean all nonpublic, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to BrazilCo, the BrazilCo Business, any BrazilCo Asset or any BrazilCo Liabilities, or with respect to CoreCo, the CoreCo Business, any CoreCo Assets or any CoreCo Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Article VI or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Subsidiaries after the Closing without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any Information of a Party marked as confidential, proprietary and/or privileged.
(53)“Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.
(54)“Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(55)“Controller” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, the Person who or that determines the purposes and means of the Processing of Personal Data.
(56)“Controlling Party” shall mean, with respect to any Action relating to Taxes of any member of the BrazilCo Group, BrazilCo; with respect to any Action relating to Taxes of
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any member of the CoreCo Group, CoreCo; and, with respect to any Action relating to Taxes of members of both the CoreCo Group and the BrazilCo Group, CoreCo.
(57)“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of the two (2) Groups, in such form or forms as the applicable parties thereto agree, which shall be on an “as is”, “where is” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.7.
(58)“Copyrights” shall mean copyrightable works, works of authorship, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.
(59)“CoreCo” shall have the meaning set forth in the preamble hereto.
(60)“CoreCo Accounts” shall have the meaning set forth in Section 2.11(a).
(61)“CoreCo Assets” shall mean any and all right, title and interest in and to any and all Assets of (x) any member of the BrazilCo Group at the time of the Closing, and (y) any member of the CoreCo Group at the time of the Closing, in each case, other than the BrazilCo Assets, including, but not limited to, the following:
(i)(A) all interests in the capital stock of, or any other equity interests in, the members of the CoreCo Group (other than CoreCo), and (B) all interests in the capital stock of, or any other equity, partnership, membership, joint venture and similar interests in any Person (other than the members of the BrazilCo Group and the BrazilCo Joint Ventures and Minority Investments), in each case (clauses (A) and (B)), any and all rights related thereto;
(ii)the Assets set forth on Schedule 1.1(61)(ii);
(iii)any and all employees other than the BrazilCo Employees;
(iv)the sponsorship of and all Assets of any CoreCo Benefit Plan;
(v)any and all rights and interests of the CoreCo Group under this Agreement;
(vi)any and all CoreCo Shared Contracts; provided, however, that any such CoreCo Shared Contracts shall be subject to Section 2.2(c);
(vii)any and all (A) Intellectual Property (excluding IT Assets, which for clarity are governed by Section 1.1(61)(ix), and Patents and Trademarks) owned by CoreCo or BrazilCo, or any of their respective Affiliates, other than such Intellectual Property that constitute BrazilCo Assets, and (B) Patents or Trademarks (including for the avoidance of doubt, all CoreCo House Marks) owned by CoreCo or BrazilCo, or any of their respective Affiliates, that are not set forth on Schedule 1.1(21)(viii)(B);
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(viii)any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any CoreCo Liability;
(ix)any and all IT Assets owned, licensed to or by, or held by CoreCo or BrazilCo, or any of their respective Affiliates, other than such IT Assets that constitute BrazilCo Assets;
(x)any and all CoreCo Contracts (other than those that constitute IT Assets);
(xi)subject to Section 6.10, other than Intellectual Property and IT Assets, any and all Information exclusively related to the CoreCo Business, and, to the extent not exclusively related to the CoreCo Business, any and all (A) Information not described in Section 1.1(21)(xiii), (B) books and records held at any site that is not BrazilCo Real Property and (C) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “CoreCo Assets”;
(xii)any and all Permits, Consents and Registrations, in each case, that do not constitute BrazilCo Assets;
(xiii)any and all Tax refunds and Tax attributes of any member of the CoreCo Group (clauses (i) through (xiii), the “Specified CoreCo Assets”);
(xiv)if and to the extent not constituting a Specified BrazilCo Asset or a Specified CoreCo Asset, subject to the express terms thereof:
(a)any and all rights, title and interest in, and to, any Asset (excluding IT Assets and Intellectual Property) of CoreCo or any of its Subsidiaries as of immediately prior to the Closing that is not related to any Business (other than in a de minimis respect) (e.g., corporate or enterprise-wide Assets), excluding those set forth on Schedule 1.1(21)(xvi)(a);
(b)(I) any and all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the CoreCo Group, and (II) any and all derivative instruments owned by any member of the CoreCo Group;
(c)any and all accounts and notes receivable to the extent related to the CoreCo Business;
(d)any and all accounts and notes receivable in respect of goods or services sold or provided by CoreCo or its Subsidiaries that are not related to any Business (other than in a de minimis respect), excluding those set forth on Schedule 1.1(21)(xvi)(c);
(e)any and all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case, to the extent they are (I) used or held for use in, or arise out of, the operation or conduct of the CoreCo Business (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the BrazilCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the CoreCo Business),
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and/or (II) owned by a member of the CoreCo Group, and are not related to any Business (other than in a de minimis respect);
(f)any and all furniture that is not related to any Business (other than in a de minimis respect) if, at the time of the Closing, such furniture is held at a site that is not a BrazilCo Specified Owned Real Property or, except as may be provided pursuant to the terms of a lease with any Person other than the Parties and their respective Group members and Affiliates, BrazilCo Specified Leased Real Property; and
(g)any and all rights, claims, causes of action and credits to the extent relating to any CoreCo Asset that do not relate to any Business (other than in a de minimis respect) and do not relate to any BrazilCo Liability (other than in a de minimis respect), including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right; and
(xv)if and to the extent not addressed by the Assets described in clauses (i) through (xiv) of this definition, subject to the express terms thereof, any and all Assets primarily or exclusively related to, used in or held for use in the conduct of the CoreCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, the Specified BrazilCo Assets and the Assets described in clause (xvi) of the definition of “BrazilCo Assets”:
(a)except for IT Assets and CoreCo Inventory, any and all tangible personal property and interests therein, including machinery, furniture, tools, equipment, vehicles, in each case, that are primarily or exclusively related to, used in or held for use in the conduct of the CoreCo Business;
(b)any and all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories, in each case, that are primarily or exclusively related to, used in or held for use in the conduct of the CoreCo Business or that are not related to any Business in more than a de minimis respect (the “CoreCo Inventory”); and
(c)any and all interests in the capital stock of, or other equity interests in, any Person that is not a member of the BrazilCo Group or CoreCo Group that is primarily or exclusively related to, used in or held for use in the conduct of the CoreCo Business.
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of BrazilCo Assets, such inconsistency shall be resolved using the following order of precedence: any Specified CoreCo Asset listed on Schedule 1.1(61)(ii) constitutes a CoreCo Asset. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ Insurance Policies, and any assignment of rights to coverage under such Insurance Policies is governed by Article VIII herein.
(62)“CoreCo Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to solely by any member of the CoreCo Group (other than any BrazilCo Benefit Plan).
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(63)“CoreCo Business” shall mean the business, activities and operations (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the BrazilCo Business, in each case, as conducted prior to the Closing by any member of the CoreCo Group or BrazilCo Group (or any of their current or former Affiliates, Subsidiaries, divisions, businesses or predecessors).
(64)“CoreCo Contracts” shall mean any and all Contracts to which CoreCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories:
(i)any and all Contracts, other than (A) the BrazilCo Contracts and (B) the BrazilCo Shared Contracts; provided, however, that any CoreCo Shared Contracts shall be subject to Section 2.2(c);
(ii)any and all Contracts to which CoreCo or any of its Subsidiaries was a party as of the time of the Closing (and any amendments, extensions or replacements thereof) that are not related in any respect (other than in a de minimis respect) to any Business, other than the BrazilCo Specified Corporate Contracts (the “CoreCo Specified Corporate Contracts”).
(65)“CoreCo Controlled Existing Actions” shall have the meaning set forth in Section 5.9(c).
(66)“CoreCo Counsel” shall have the meaning set forth in Section 6.8.
(67)“CoreCo CSIs” shall have the meaning set forth in Section 2.10(d).
(68)“CoreCo Environmental Liabilities” shall mean all Environmental Liabilities other than the BrazilCo Environmental Liabilities.
(69)“CoreCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(69).
(70)“CoreCo Group” shall mean CoreCo, and each Person (other than any member of the BrazilCo Group) that is a direct or indirect Subsidiary of CoreCo immediately prior to the Closing (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of CoreCo following the Closing (and shall not include the Persons on Schedule 1.1(33)).
(71)“CoreCo House Marks” shall mean the Trademarks set forth on Schedule 1.1(71).
(72)“CoreCo Indemnitees” shall mean each member of the CoreCo Group and each of their Affiliates from and after the Effective Time and each member of the CoreCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
(73)“CoreCo Inventory” shall have the meaning set forth in the definition of “CoreCo Assets”.
(74)“CoreCo Liabilities” shall mean any and all Liabilities of (x) any member of the BrazilCo Group at the time of the Closing, and/or (y) any member of the CoreCo Group at the time of the Closing, in each case, other than the BrazilCo Liabilities, including in the following categories, in each case, regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising
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from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the BrazilCo Group or CoreCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, and (4) which entity is named in any Action associated with any Liability:
(i)any and all Liabilities that are expressly assumed by or allocated to the CoreCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the CoreCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 9.5 hereof;
(ii)any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the CoreCo Group, including in connection with the CoreCo Financing Arrangements, except for statements expressly relating to the BrazilCo Business, or (B) the CoreCo Financing Arrangements;
(iii)any and all of the Liabilities set forth on Schedule 1.1(74)(iii);
(iv)any and all CoreCo Environmental Liabilities;
(v)any and all Liabilities to the extent related to, arising out of or resulting from the CoreCo Specified Corporate Contracts;
(vi)any and all Liabilities in respect of Taxes of any member of the CoreCo Group for any taxable period;
(vii)any and all Liabilities in respect of Transfer Taxes arising in connection with the transactions contemplated by this Agreement that are apportioned to CoreCo pursuant to Section 4.9(a);
(viii)any and all Liabilities relating to, arising out of or resulting from any indemnification obligations to any current or former director or officer of the CoreCo Group (other than any Liability of any current or former director or officer of the CoreCo Group under the securities laws with respect to the Financing Disclosure Documents);
(ix)any and all Liabilities related to, arising out of or resulting from (a) the Actions set forth on Schedule 1.1(74)(ix)(a) and (b) the Joint Actions set forth on Schedule 1.1(74)(ix)(b), but in the case of this clause (b), to the extent related to the CoreCo Business or the CoreCo Assets or (without giving effect to this clause (b)) the CoreCo Liabilities;
(x)any and all Liabilities related to, arising out of or resulting from (A) any current or former employee or other service provider of the CoreCo Group (other than the BrazilCo Employees), whether occurring prior to, on or following the Closing, and (B) CoreCo Benefit Plans;
(xi)any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of CoreCo or any of its Subsidiaries that was incurred by any member of the CoreCo Group (and any such Indebtedness guaranteed by any of CoreCo’s Subsidiaries that is a member of the CoreCo Group) (clauses (i) through (xi) of this Section 1.1(74), the “Specified CoreCo Liabilities”);
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(xii)unless constituting a Specified BrazilCo Liability or a Specified CoreCo Liability, subject to the express terms thereof:
(a)any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the CoreCo Business; and
(b)any and all Liabilities of CoreCo or any of its Subsidiaries for any and all checks issued but not drawn and accounts payable of CoreCo or any of its Subsidiaries as of immediately prior to the Closing, which are not related to any Business (other than in a de minimis respect), excluding those set forth on Schedule 1.1(38)(xiii); and
(xiii)if and to the extent not addressed by the Liabilities described in clauses (i) through (xii) of this definition, any and all Liabilities to the extent relating to, arising out of or resulting from the operation or conduct of the CoreCo Business, including in the following categories, but in each case, excluding the Specified BrazilCo Liabilities and the Liabilities described in clause (xiii) of the definition of BrazilCo Liabilities:
(a)any and all Liabilities to the extent related to, arising out of or resulting from any of the CoreCo Contracts; and
(b)any and all Liabilities to the extent related to, arising out of or resulting from any of the CoreCo Assets (other than BrazilCo Liabilities).
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of BrazilCo Liabilities, such inconsistency shall be resolved using the following order of precedence: any Specified CoreCo Liability listed on Schedules 1.1(74)(iii), 1.1(74)(ix)(a) and 1.1(74)(ix)(b) constitutes a CoreCo Liability. In addition, the allocation set forth in clause (iv) of this definition of “CoreCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.
(75)“CoreCo Marks” means any and all Trademarks included in the CoreCo Assets that are used in the operation of the BrazilCo Business as of immediately prior to the Closing and are listed on Schedule 1.1(75).
(76)“CoreCo Shared Contracts” shall mean any and all Shared Contracts that are not BrazilCo Shared Contracts, BrazilCo Specified Corporate Contracts or any CoreCo Specified Corporate Contracts.
(77)“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, banker’s acceptances or other similar arrangements.
(78)“Damages” shall mean any loss, damage, injury, claim, demand, payments (including those arising out of any settlement or judgment relating to any proceeding), award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees and disbursements incurred in the defense thereof), charge, cost (including reasonable costs of investigation) or expense of any nature, excluding, except as set forth in Section 7.1(c)(v), any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), but including amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required (including components of
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such third party claim relating to incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits)).
(79)“Data Protection Laws” shall mean the following to the extent applicable from time to time: (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act and other amendments or supplements issued from time to time; (b) the General Data Protection Regulation (2016/679) (“GDPR”), the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”) and any national law supplementing the GDPR and UK GDPR; (c) the Brazilian Lei Geral de Proteção de Dados Pessoais; and (d) any other data protection or privacy Laws or binding codes of practice issued by or with the approval of a relevant data protection authority applicable to the Processing of Personal Data (as amended and/or replaced from time to time).
(80)“Data Subject” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any identified or identifiable natural person to whom the Personal Data Processed pursuant to this Agreement or any Ancillary Agreement relates.
(81)“Decision on Interim Relief” shall have the meaning set forth in Section 7.1(c)(ix).
(82)“Discontinued and/or Divested Operations and Businesses” shall mean any (a)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted, and (b) any site or plant (and in each case (clauses (a)(v) through (z) and (b)), any portion thereof) that was owned, leased, occupied or otherwise used by (or on behalf of) any member of either Group (or any predecessor thereto) or any former Affiliate thereof (but for former Affiliates, in each case, only to the extent arising out of, relating to or resulting from occurrences prior to the date such Persons ceased to be Affiliates of either Group or the applicable predecessor thereof) (or for which any member of either Group has become liable other than to the extent related to the conduct of the BrazilCo Business and CoreCo Business) at any time prior to the Closing and that was not owned, operated or conducted or, with respect to plants and sites, used by (or on behalf of) a member of either Group in the active conduct of the BrazilCo Business or CoreCo Business as of the Closing, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation (other than any temporary cessation or closure of a site (or any portion thereof) that has been resolved by the placement of such site or portion thereof back into active use by the Group to which such Asset has been allocated pursuant to this Agreement prior to the Closing (as evidenced in writing prior to the Closing) of any (I)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted and (II) any site or plant (and in each case (clauses (I)(v) through (z) and (II)), any portion thereof (clause (b), a “Legacy Site”))).
(83)“Dispute” shall have the meaning set forth in Section 7.1(a).
(84)“Effective Time” shall mean 12:01 a.m., New York City Time, on the Closing Date.
(85)“Emergency Arbitrator” shall mean an emergency arbitrator appointed by the ICDR in accordance with the Rules, as specified in Section 7.1.
(86)“Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.
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(87)“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.
(88)“Environmental Liabilities” shall mean any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) fines, penalties, judgments, awards, settlements, claims, demands, complaints, Damages, losses, costs or expenses, including fees and expenses of counsel, whether or not arising out of, relating to or in connection with any Actions, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (c) responsibility for any investigation, remediation, monitoring or cleanup costs, response costs, removal costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, and (d) costs and expenses relating to correcting violations of or non-compliance with applicable Environmental Laws.
(89)“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.
(90)“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
(91)“Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of the BrazilCo Group or CoreCo Group, as applicable.
(92)“Force Majeure Event” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
(93)“GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.
(94)“General Dispute Notice” shall have the meaning set forth in Section 7.1(b)(i).
(95)“General Negotiation Period” shall have the meaning set forth in Section 7.1(b)(i).
(96)“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
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(97)“Group” shall mean (a) with respect to BrazilCo, the BrazilCo Group, and (b) with respect to CoreCo, the CoreCo Group.
(98)“Guaranty Release” shall have the meaning set forth in Section 2.10(b).
(99)“Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “pollutants”, “solid wastes”, “contaminants”, “radioactive materials”, “petroleum”, “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance for which standards of conduct are, or liability can be, imposed under any Environmental Law, including per- and poly-fluoroalkyl substances.
(100)“ICDR” shall have the meaning set forth in Section 7.1(c).
(101)“Indebtedness” shall mean, with respect to any Person, (a) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (b) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (c) all liabilities secured by any Security Interest on any assets of such Person, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (e) all interest bearing indebtedness for the deferred purchase price of property or services, (f) all liabilities under any Credit Support Instruments, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).
(102)“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(103)“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).
(104)“Indemnitee” shall have the meaning set forth in Section 5.4(a).
(105)“Indemnity Payment” shall have the meaning set forth in Section 5.8(a).
(106)“Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications;
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laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
(107)“Insurance Policies” shall mean all Policies of the Parties and their respective Subsidiaries.
(108)“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer or (b) paid by an insurer on behalf of an insured, in either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.
(109)“Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Insurance Policies.
(110)“Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.
(111)“Intergroup Accounts” shall have the meaning set forth in Section 2.3.
(112)“Interim Relief” shall have the meaning set forth in Section 7.1(c)(ix).
(113)“Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 4.1(b).
(114)“Internal Reorganization” shall have the meaning set forth in the recitals hereto.
(115)“IT Assets” shall mean all Software, computer systems, information technology, telecommunications equipment, databases, internet protocol addresses, data rights, and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements), other than, in each case, Know-How contained therein that is not intrinsically related to the operation or maintenance of such IT Assets.
(116)“Joint Actions” shall have the meaning set forth in Section 5.9(d).
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(117)“Know-How” shall mean all Confidential Information or other proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.
(118)“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives, in each case, enacted, promulgated, issued, entered into or taken by any Governmental Entity.
(119)“Legacy BrazilCo Environmental Liabilities” shall mean (a) any and all Environmental Liabilities relating to, arising out of or resulting from any ownership or operation of any BrazilCo Legacy Site; (b) any and all Environmental Liabilities that are BrazilCo Discontinued and/or Divested Operations and Business Liabilities; and (c) any and all Off-Site Environmental Liabilities to the extent related to, arising out of or resulting from wastes generated by the BrazilCo Discontinued and/or Divested Operations and Businesses.
(120)“Legacy Site” shall have the meaning set forth in the definition of “Discontinued and/or Divested Operations and Businesses”.
(121)“Liabilities” shall mean any and all Indebtedness, liabilities, Taxes, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto.
(122)“Liable Party” shall have the meaning set forth in Section 2.9(b).
(123)“Managing Party” shall have the meaning set forth in Section 5.9(d).
(124)“Mixed Contract” shall mean any Contract that is related to (a) either the BrazilCo Business or CoreCo Business (in either case, other than in a de minimis respect), on the one hand, and (b) the other Business, on the other hand (other than in a de minimis respect).
(125)“New York Court” shall have the meaning set forth in Section 7.1(c)(x).
(126)“NFE Brazil” shall have the meaning set forth in the preamble hereto.
(127)“NFE Brazil Equity” shall have the meaning set forth in the recitals hereto.
(128)“NFE Financing” shall mean NFE Financing LLC, a Delaware limited liability company.
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(129)“Non-Assumable Third Party Claims” shall have the meaning set forth in Section 5.4(b).
(130)“Non-Managing Party” shall have the meaning set forth in Section 5.9(d).
(131)“Non-Shared Contract” shall mean any Mixed Contract that is an IT Asset or set forth on Schedule 1.1(131).
(132)“Non-Transferred Permit” shall have the meaning set forth in Section 4.5(a).
(133)“Notice Recipient” shall have the meaning set forth in Section 2.2(c)(vi).
(134)“Notifying Party” shall have the meaning set forth in Section 2.2(c)(vi).
(135)“Off-Site Environmental Liabilities” shall mean any and all Environmental Liabilities arising or associated with any third party location that is not as of the time of the Closing nor has ever been owned, leased or operated by CoreCo or any of its Subsidiaries to the extent arising out of occurrences prior to the time of the Closing; provided that for purposes of clarification, Off-Site Environmental Liabilities shall not include Liability arising or associated with any third party locations or environmental media that have been impacted by Hazardous Substances Released from any property owned, leased or operated by CoreCo or any of its Subsidiaries at or prior to the time of the Closing.
(136)“Other Party” shall have the meaning set forth in Section 2.9(a).
(137)“Other Party’s Auditors” shall have the meaning set forth in Section 4.1(b).
(138)“Other Surviving Intergroup Accounts” shall have the meaning set forth in Section 2.3.
(139)“Partial Assignment” shall have the meaning set forth in Section 2.2(c)(i).
(140)“Party” or “Parties” shall have the meaning set forth in the preamble hereto.
(141)“Patent” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.
(142)“Permit Transferee” shall mean BrazilCo or CoreCo, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.
(143)“Permit Transferor” shall mean each of BrazilCo or CoreCo or another member of its respective Group, as applicable, that currently holds a permit, including any Environmental Permit, that must be transferred, or in respect of which a new permit must be issued, to a member of the BrazilCo Group or CoreCo Group, or a relevant Subsidiary, in connection with the transfer of any properties, businesses, or operations of the BrazilCo Group or CoreCo Group, respectively.
(144)“Permits” shall mean permits, approvals, authorizations, consents, licenses, registrations, exemptions or certificates issued by any Governmental Entity (other than Registrations, which are addressed separately).
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(145)“Permitted IP Transfer” shall have the meaning set forth in Section 4.7(c)(iii).
(146)“Permitted IP Transferee” shall have the meaning set forth in Section 4.7(c)(iii).
(147)“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(148)“Personal Data” shall mean (a) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, and (b) any information that constitutes “personal information”, “personal data”, “personally identifiable information” or other corollary term under Data Protection Laws.
(149)“Personal Data Breach” shall mean the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, or theft of, or access to, Personal Data, or other corollary terms under Data Protection Laws.
(150)“Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).
(151)“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder (which, for the avoidance of doubt, includes insurance policies and insurance Contracts issued, executed or otherwise in effect both before and after the Closing Date).
(152)“Privilege” shall have the meaning set forth in Section 6.7(a).
(153)“Privileged Information” shall have the meaning set forth in Section 6.7(a).
(154)“Processing” (and its cognates) shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
(155)“R-2 Revolving Credit Facility Debt” shall have the meaning set forth in the RSA.
(156)“RCF-2/TLA Holders” shall mean each holder of R-2 Revolving Credit Facility Debt or Term Loan A Debt as of the Closing.
(157)“Record Date” shall have the meaning set forth in the RSA.
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(158)“Records” shall mean any Contracts, documents, books, records or files.
(159)“Registrations” shall mean all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.
(160)“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
(161)“Restructuring” shall have the meaning set forth in the recitals hereto.
(162)“Restructuring Plan” shall have the meaning set forth in the RSA.
(163)“RSA” shall have the meaning set forth in the recitals hereto.
(164)“Rules” shall have the meaning set forth in Section 7.1(c).
(165)“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.
(166)“sell-off period” shall have the meaning set forth in Section 4.6(b).
(167)“Series I Loan” shall mean the loans and others extensions of credit made under the Series I Loan Agreement.
(168)“Series I Loan Agreement” shall mean that certain Credit Agreement, dated as of November 22, 2024, by and among CoreCo, the guarantors from time to time party thereto, the Brazil Parent, as lender, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.
(169)“Series I Loan Debt” shall mean all present and future moneys, debts and liabilities due, owing or incurred from time to time by CoreCo or any of its Affiliates to the lenders of the Series I Loan under or in connection with the Series I Loan (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise), which will be assigned to NFE Financing by Brazil Parent immediately prior to the BrazilCo Equity Transfer.
(170)“Series II Loan” shall mean the loans and others extensions of credit made under the Series II Loan Agreement.
(171)“Series II Loan Agreement” shall mean that certain Credit Agreement, dated as of December 6, 2024, by and among CoreCo, the guarantors from time to time party thereto, NFE Financing, as lender, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.
(172)“Series II Loan Debt” shall mean all present and future moneys, debts and liabilities due, owing or incurred from time to time by CoreCo or any of its Affiliates to the lenders of the Series II Loan under or in connection with the Series II Loan (in each case,
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whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).
(173)“Shared Contract” shall mean any Mixed Contract that is not a Non-Shared Contract.
(174)“Shared Permit” shall have the meaning set forth in Section 4.5(a).
(175)“Software” shall mean (i) all computer programs (whether in source code, object code, or other form), software implementations of algorithms, including all modules, routines, sub-routines, updates, upgrades, releases and versions thereof; and (ii) related documentation and materials, including software architecture, programmers’ notes or comments and code annotations, user requirements, programming languages, flowcharts and other logic and design diagrams, technical, functional and other specifications, orthographic representations, file structures, coding sheets, user and training materials, or other documentation and computer generated works to the extent related to any of the foregoing.
(176)“Sole Benefit Services” shall have the meaning set forth in Section 6.7(a).
(177)“Specified BrazilCo Assets” shall have the meaning set forth in the definition of “BrazilCo Assets”.
(178)“Specified BrazilCo Liabilities” shall have the meaning set forth in the definition of “BrazilCo Liabilities”.
(179)“Specified CoreCo Assets” shall have the meaning set forth in the definition of “CoreCo Assets”.
(180)“Specified CoreCo Liabilities” shall have the meaning set forth in the definition of “CoreCo Liabilities”.
(181)“Subsidiary” shall mean with respect to any Person (a) a corporation, greater than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (b) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns greater than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of greater than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership); provided that Subsidiaries shall not include the BrazilCo Joint Ventures and Minority Investments.
(182)“Tax” or “Taxes” shall mean (a) all U.S. and non-U.S. federal, national, provincial, state or local taxes, charges, fees, levies, duties, tariffs, imposts, or other similar assessments or liabilities in the nature of taxes, including gross income, net income, capital gains, gross receipts, estate, branch profits, estimated, alternative or minimum, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, stamp, registration, recording, documentary, customs, import, export, services, withholding, employment, unemployment, severance, social security, disability, national health insurance, payroll and franchise taxes imposed by a Governmental Entity, together with any interest, penalties, assessments or additions to tax, whether disputed or not, imposed by any Governmental Entity, and (b) any liability for any of the items described in clause (a) above resulting from having been a member of a group filing an affiliated, consolidated, combined or unitary income Tax Return, by operation of any other Law, or pursuant to a contract.
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(183)“Tax Return” shall mean all reports, returns, forms, declarations, statements or other information, including any supplement, schedule or attachment thereto and any amendment thereof, supplied to or required to be supplied to a Governmental Entity in connection with the determination, assessment, administration, or collection of Taxes.
(184)“Term Loan A Debt” shall have the meaning set forth in the RSA.
(185)“Third Party Claim” shall have the meaning set forth in Section 5.4(a).
(186)“Third Party Proceeds” shall have the meaning set forth in Section 5.8(a).
(187)“Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other similar designations of source or origin including all goodwill associated therewith, in each case, whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.
(188)“Trademark License Period” shall have the meaning set forth in Section 4.6(a).
(189)“Transaction Implementation Deed” shall mean the deed giving effect to the Restructuring Plan and the other transactions contemplated by the RSA, formalizing the consents, instructions, directions, waivers, conditions precedent, steps and timing to implement the Restructuring.
(190)“Transfer” shall have the meaning set forth in Section 2.2(a)(i) and the term “Transferred” shall have its correlative meaning.
(191)“Transfer Taxes” shall mean any sales, use, transfer, real property transfer, registration, documentary, value added, stamp or other similar Taxes and related fees and costs.
(192)“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and between CoreCo, as service provider, and BrazilCo, as service recipient.
(193)“UK GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.
2.References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within
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which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) the phrase “to the extent related to” shall mean, for the avoidance of doubt, with respect to any business, activities, operations, Assets or Liabilities, the portion or degree, and only such portion or degree, in respect of which such business, activities, operations, Assets or Liabilities relate to, arise out of or result from the business, activities, operations, Assets or Liabilities, as applicable, subject to such phrase, unless the context requires otherwise; (p) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (q) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. References in this Agreement to “BrazilCo” (1) shall be deemed to refer to both NFE Brazil and Bradford HoldCo, unless the context requires otherwise (including any consent, approval, agreement, determination, waiver or other similar action to be exercised individually by NFE Brazil or Bradford HoldCo, as applicable) and (2) as a “Party” shall be deemed to refer to NFE Brazil and Bradford HoldCo, collectively, unless the context requires otherwise (including any right or obligation that specifically pertains to either NFE Brazil or Bradford HoldCo, individually). Unless the context requires otherwise, references in this Agreement to “BrazilCo” shall also be deemed to refer to the applicable member of the BrazilCo Group, references to “CoreCo” shall also be deemed to refer to the applicable member of the CoreCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by BrazilCo or CoreCo shall be deemed to require BrazilCo or CoreCo, as the case may be, to cause the applicable members of the BrazilCo Group or the CoreCo Group, respectively, to take, or refrain from taking, any such action.
3.Effective Time. This Agreement shall be effective as of the Effective Time.
Article II

THE SEPARATION
1.General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (including the Internal Reorganization), a portion of which have already been implemented prior to the date hereof.
2.Transfer of Assets; Assumption and Satisfaction of Liabilities.
(a)To the extent the Internal Reorganization has not been completed as of the Effective Time and, in each case, pursuant to the Conveyancing and Assumption Instruments and, in connection with the Internal Reorganization:
(i)Subject to Section 2.2(c) (Treatment of Shared Contracts), Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.6 (Wrong Pockets; Mail & Other Communications; Payments), CoreCo shall, and shall cause the other members of its Group to, as applicable, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to BrazilCo or another
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member of the BrazilCo Group all of its and the other members of its Group’s right, title and interest in and to the BrazilCo Assets, and the applicable member(s) of the BrazilCo Group, as applicable, shall accept from CoreCo and the applicable members of the CoreCo Group, all of CoreCo’s and the other members of the CoreCo Group’s respective direct or indirect rights, title and interest in and to the BrazilCo Assets, respectively; and
(ii)Subject to Section 2.2(c) (Treatment of Shared Contracts), Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.6 (Wrong Pockets; Mail & Other Communications; Payments), BrazilCo shall, and shall cause the other members of its Group to, as applicable, Transfer to CoreCo or another member of the CoreCo Group all of its and the other members of its Group’s right, title and interest in and to the CoreCo Assets, and the applicable member(s) of the CoreCo Group, as applicable, shall accept from BrazilCo and the applicable members of the BrazilCo Group, all of BrazilCo’s and the other members of the BrazilCo Group’s respective direct or indirect rights, title and interest in and to the CoreCo Assets, respectively.
(b)Assumption of Liabilities. Subject to Section 2.2(c) (Treatment of Shared Contracts), Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.9 (Novation of Liabilities), (i) CoreCo shall, or shall cause a member of the CoreCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the CoreCo Liabilities, and (ii) BrazilCo shall, or shall cause a member of the BrazilCo Group to, Assume all of the BrazilCo Liabilities.
(c)Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):
(i)Unless the benefits of a Shared Contract are conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) each of CoreCo and BrazilCo shall, and shall cause the applicable member(s) of their Group to, use commercially reasonable efforts to assign in part any Contract that is a Shared Contract to the applicable member(s) of the applicable Group, if so assignable, or appropriately amend, bifurcate, replicate or otherwise modify such Shared Contract (in a form reasonably acceptable to CoreCo and BrazilCo) prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of either Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended, bifurcated, replicated or otherwise modified, or if such assignment or amendment, bifurcation, replication or modification would impair the benefit the parties thereto derived from such Shared Contract, the Parties shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable and permissible actions to cause a member of the CoreCo Group or the BrazilCo Group, as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the BrazilCo Business or the CoreCo Business (net of the amount of any related Tax costs imposed on any member of BrazilCo and its Affiliates or CoreCo and its Affiliates), as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the
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applicable Group pursuant to this Section 2.2(c) (including enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(c), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof) (including the amount of any related Tax benefit obtained by BrazilCo, CoreCo or any of their respective Affiliates, as applicable); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group) (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the BrazilCo Business or the CoreCo Business), and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(c), or cannot implement the arrangements set forth in clause (A), within one hundred and eighty (180) days of the Closing Date, the Parties shall use commercially reasonable efforts to, if requested by any Party, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or entering into a back-to-back agreement) for the purpose of allocating rights, liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).
(ii)Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.
(iii)To the extent permitted by applicable Law, each of CoreCo and BrazilCo shall, and shall cause their respective Affiliates to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party or its Affiliates, as applicable, not later than the Closing, and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Action).
(iv)With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Closing (including Liabilities related to obtaining any required Consents), such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among CoreCo and BrazilCo as follows:
(A)If such Liability is incurred (x) exclusively in respect of the BrazilCo Business, such Liability shall be allocated
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to BrazilCo or the applicable member of its Group, or (y) exclusively in respect of the CoreCo Business, such Liability shall be allocated to CoreCo or the applicable member of its Group;
(B)If such Liability cannot be so allocated under clause (A) above, such Liability shall be allocated to CoreCo or BrazilCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Closing) by the BrazilCo Business or the CoreCo Business, respectively, under the relevant Shared Contract after the Closing; and
(C)Notwithstanding the foregoing in clauses (A) and (B) above, each of BrazilCo or CoreCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Affiliate’s) breach after the Closing of the relevant Shared Contract.
(v)None of CoreCo, BrazilCo or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, that any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(c) may request that the Party that is allocated such Shared Contract as a BrazilCo Asset or CoreCo Asset, as the case may be, commence litigation in furtherance of obtaining such new Contract, Partial Assignment or Acceptable Alternative Arrangement, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(c)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.2(c)(v).
(vi)From and after the Closing, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (A) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (B) a partial termination of such Shared Contract that would not reasonably be expected to adversely impact in a material manner any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Closing, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract, the Notice Recipient shall provide written notice to the other
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Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall reasonably consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) intends to send to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract, the Notifying Party shall provide prior written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall reasonably consult with each other regarding such alleged breach. From and after the Closing, no Party shall (and each Party shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (I) such Shared Contract, (II) any Partial Assignment related to such Shared Contract or (III) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Closing that contains cross-default or similar provisions related to such Shared Contract.
(d)Consents. Each Party shall, and shall cause each member of its Group to, use its commercially reasonable efforts to obtain the required Consents for the Transfer of any Assets, Contracts and Permits issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that (i) Sections 2.2(c) and 2.5, to the extent provided therein, shall apply thereto, and (ii) the Parties acknowledge and agree that commercially reasonable efforts shall not require either Party to incur material costs or commercially incentivize any relevant third party in order to obtain any required Consent.
(e)Each Party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(a) or Assumptions referenced in Section 2.2(b) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the CoreCo Group or BrazilCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the CoreCo Group owns a CoreCo Asset or is liable for any CoreCo Liability, in either case, as of the Effective Time, there shall be no need for such member of the CoreCo Group to Transfer any such asset in connection with the operation of Section 2.2(a) or to Assume any such CoreCo Liability in connection with the operation of Section 2.2(b). To the extent that a member of the BrazilCo Group owns a BrazilCo Asset or is liable for any BrazilCo Liability, in either case, as of the Effective Time, there shall be no need for such member of the BrazilCo Group to Transfer such Asset in connection with the operation of Section 2.2(a) or to Assume such BrazilCo Liability in connection with the operation of Section 2.2(b).
3.Intergroup Accounts. Except as set forth in Section 5.1(b), any and all intercompany receivables, payables, loans and balances (other than (x) as specifically provided for under this Agreement or under any Ancillary Agreement or (y) as otherwise set forth on Schedule 2.3 (the matters set forth on Schedule 2.3, the “Other Surviving Intergroup Accounts”)) between any member of the CoreCo Group or BrazilCo Group, on the one hand, and any member of the other Group, on the other hand, which exist as of immediately prior to the Closing (the “Intergroup Accounts”), shall, prior to the Closing, be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise canceled and terminated or extinguished, and, if not settled prior to such time, shall be deemed terminated and released at such time. For the avoidance of doubt, the Other Surviving Intergroup Accounts (a) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set
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forth in writing, such obligation shall be satisfied within the payment terms set forth therefor on Schedule 2.3 or within thirty (30) days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (b) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account. Each Party shall, and shall cause the other members of its Group to, execute and deliver such agreements, instruments and other papers as may be required to effect the foregoing pursuant to this Section 2.3 if so requested by the other Party.
4.Limitation of Liability; Intergroup Contracts.
(a)No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Financing Disclosure Document) is found to be inaccurate.
(b)Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to the other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Closing (other than this Agreement, the Ancillary Agreements and the Other Surviving Intergroup Accounts) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and the other Party or any of its respective Group members, on the other hand, effective as of the Closing (other than this Agreement, the Ancillary Agreements, the Other Surviving Intergroup Accounts, the Conveyancing and Assumption Instruments and such Contracts, arrangements, courses of dealing or understandings with respect to goods in transit for which title has not transferred to the CoreCo Group (if in respect of assets that would otherwise be CoreCo Assets) or the BrazilCo Group (if in respect of assets that would otherwise be BrazilCo Assets) at the time of the Closing). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing. Each Party shall, and shall cause the other members of its Group to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by the other Party.
(c)The provisions of Section 2.4(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof): any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute BrazilCo Assets or BrazilCo Liabilities, or CoreCo Assets or CoreCo Liabilities, such Contracts shall be assigned or retained pursuant to this Article II, and (y) the obligations of any member of a Group to the other Group shall be deemed terminated as of time of the Closing with no further liability to such other Group as a result thereof).
(d)If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of any Party, would have been listed as an Ancillary Agreement or an Other Surviving Intergroup Account and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated prior to the Closing, then, at the request of such affected Party made within fifteen (15) months following the Closing, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-
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instated, following the Closing; provided, however, that either Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.
(e)Each of the Parties shall take the actions set forth on Schedule 2.4(e) subject to the terms and conditions therein.
5.Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
(a)To the extent that any Transfers or Assumptions contemplated by this Article II, shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Affiliates shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred or Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(c)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, also be subject to Section 2.9 and Section 2.10, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the CoreCo Group or BrazilCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(b) and Section 2.9(b), each Party and/or each member of its Group shall (A) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (B)(I) enforce at the other Party’s (or relevant member of its Group’s) request, or allow the other Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (II) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of the other Party’s Group, (III) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in
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connection with the expiration of such Contract in accordance with its terms, (IV) not amend, modify or supplement any Contract that constitutes such Asset and (V) provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by the other Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.
(b)If and when the Consents and/or conditions, the conflict, absence, non-satisfaction, existence or potential violation of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected by the applicable Party (or relevant member of its Group) as promptly as reasonably practicable, without further consideration, in accordance with and subject to the terms of this Agreement (including Section 2.2 and this Section 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue or otherwise unreasonable cost on any Party, be deemed to have become effective as of the Effective Time.
(c)The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of CoreCo or BrazilCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability, may request that the Party retaining such Asset or Liability commence litigation in furtherance of such Transfer or Assumption, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).
(d)Notwithstanding anything else set forth in this Section 2.5 to the contrary, (i) neither CoreCo nor any of its Affiliates shall be required by this Section 2.5 to take any action that may, in the good faith judgment of CoreCo, (x) result in a violation of any obligation which CoreCo or any such Affiliate has to any third party or (y) violate applicable Law, and (ii) neither BrazilCo nor any of its Affiliates shall be required by this Section 2.5 to take any action that may, in the good faith judgment of BrazilCo, (x) result in a violation of any obligation which BrazilCo or any such Affiliate has to any third party or (y) violate applicable Law.
(e)The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a
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Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.
(f)To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of CoreCo and BrazilCo shall, and shall cause their respective Affiliates to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Closing and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Closing and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Action).
6.Wrong Pockets; Mail & Other Communications; Payments.
(a)Subject to Section 2.2(c) (Treatment of Shared Contracts) and Section 2.5 (Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time), (i) if at any time within twenty-four (24) months after the Closing, any Party discovers that any BrazilCo Asset is held by any member of the CoreCo Group or any of its respective then-Affiliates, CoreCo shall, and shall cause the other members of its Group and its and their then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant BrazilCo Asset to BrazilCo or an Affiliate of BrazilCo designated by BrazilCo for no additional consideration; or (ii) if at any time within twenty-four (24) months after the Closing, any Party discovers that any CoreCo Asset is held by any member of the BrazilCo Group or any of its then-Affiliates, BrazilCo shall, and shall cause the other members of its Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant CoreCo Asset to CoreCo or an Affiliate of CoreCo designated by CoreCo for no additional consideration; provided that in the case of clause (i), neither CoreCo nor any of its Affiliates, or in the case of clause (ii), neither BrazilCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(b)At any time on or prior to the twenty-four (24) month anniversary following the Closing, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Closing), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable, (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a BrazilCo Asset or CoreCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(c)After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group).
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Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party as provided for in Section 9.6; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against the other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving the other Party (or any member of such other Party’s Group), such Party shall, and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not be deemed to, constitute an authorization by any Party or any other member of either Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party or any other member of either Group or any of their respective then-Affiliates for service of process purposes.
(d)After the Closing, BrazilCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to CoreCo (or its designee) any monies or checks that have been received by BrazilCo (or another member of its Group or its or its respective then-Affiliates) after the Closing to the extent they are (or represent the proceeds of) a CoreCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case, to the applicable members of the CoreCo Group; provided that if the aggregate amount not yet paid or delivered exceeds fifty thousand dollars ($50,000) before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the CoreCo Group within seven (7) days).
(e)After the Closing, CoreCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to BrazilCo (or its designee; provided that such designee shall not result in CoreCo or any of its Affiliates bearing additional Taxes) any monies or checks that have been received by CoreCo (or another member of its Group or its or its respective then-Affiliates) after the Closing to the extent they are (or represent the proceeds of) a BrazilCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis, in each case, to the applicable members of the BrazilCo Group; provided that if the aggregate amount not yet paid or delivered exceeds fifty thousand dollars ($50,000) before such monthly payment and delivery, such amount shall be paid and delivered to the applicable members of the BrazilCo Group within seven (7) days).
7.Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Closing, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and
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the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers and Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree; provided that Section 5.4(f) shall apply to each Transfer and Assumption contemplated by this Agreement.
8.Further Assurances.
(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.
(b)Without limiting the foregoing, on and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Party (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(c)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any Permit, Contract, indenture or other instrument, and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by the other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of the other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.
(c)Without limiting the foregoing, each Party shall, and shall cause each member of its Group or its applicable Affiliates to, from and after the Effective Time, until five (5) years after the Effective Time, execute and deliver such documents and instruments, and take such other actions, as may be reasonably necessary to (i) record the transfer, assignment or ownership of Intellectual Property as contemplated by this Agreement with applicable Governmental Entities, intellectual property registries and domain name registrars, (ii) perfect the ownership interest of the transferee Party in such Intellectual Property and (iii) cooperate in good faith and use commercially reasonable efforts to cause any inventor, author or other creator of Intellectual Property who is or was employed by or provided services to a member or an Affiliate of either Group to execute any assignments, declarations or other documents necessary to effectuate the allocation of Intellectual Property contemplated by this Agreement. The costs of recording any such transfers or assignments shall be borne by the Party to whose Group (or an Affiliate of such Group) the applicable Intellectual Property is allocated.
9.Novation of Liabilities.
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(a)Each Party, at the request of the other Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(c)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), in each case, for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). Upon either Party’s reasonable request (not to exceed twice per fiscal quarter) after the Closing, the Other Party shall deliver to such requesting Party a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(c)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.
(b)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the Parties shall, and shall cause their respective Affiliates to, take all actions and do all things reasonably necessary on its part, or such Affiliates’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9(b).
10.Guarantees and Credit Support Instruments.
(a)(i) CoreCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of BrazilCo) use commercially reasonable efforts to (A) cause a member of the CoreCo Group to be substituted in all respects for a member of the BrazilCo Group, and/or (B) have all members of the BrazilCo Group removed or released as
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guarantor of or obligor for any CoreCo Liability (including any credit agreement, guarantee (including guarantees for performance or payment under Contracts), indemnity or Credit Support Instrument given or obtained by any member of the BrazilCo Group for the benefit of any member of the CoreCo Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), and (ii) BrazilCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of CoreCo) use commercially reasonable efforts to (A) cause a member of the BrazilCo Group to be substituted in all respects for a member of the CoreCo Group, and/or (B) have all members of the CoreCo Group removed or released as guarantor of or obligor for any BrazilCo Liability (including any credit agreement, guarantee (including guarantees for performance or payment under Contracts), indemnity or Credit Support Instrument given or obtained by any member of the CoreCo Group for the benefit of any member of the BrazilCo Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), in each case (clauses (i) and (ii)), on or prior to the Closing or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.10(b), no member of the BrazilCo Group or CoreCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.
(b)On or prior to the Closing or as soon as reasonably practicable thereafter, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the CoreCo Group, BrazilCo shall, and shall cause its Affiliates or the other members of the BrazilCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the BrazilCo Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the BrazilCo Group, CoreCo shall, and shall cause the other members of the CoreCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the CoreCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.
(c)If either CoreCo or BrazilCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party whose Group is the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article V) and shall, or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of CoreCo and BrazilCo agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which the other Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, that with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until a date not to exceed the fourth (4th) anniversary of the Closing if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter that commences on or after the Closing Date based on a rate of three percent (3%) per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter.
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(d)Each Party shall, and shall cause the other members of their respective Groups to cooperate with respect to the obligations set forth in this Section 2.10(d) and (i) BrazilCo shall, and shall cause its Affiliates and the other members of its Group to, use commercially reasonable efforts to replace, to the extent that the relevant beneficiary requires a replacement Credit Support Instrument, all Credit Support Instruments issued or procured by CoreCo or other members of the CoreCo Group, on behalf of or in favor of any member of the BrazilCo Group or the BrazilCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(i) (the “BrazilCo CSIs”), as promptly as practicable with Credit Support Instruments from BrazilCo or a member of the BrazilCo Group as of the Effective Time, and (ii) CoreCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to replace, to the extent that the relevant beneficiary requires a replacement Credit Support Instrument, all Credit Support Instruments issued or procured by BrazilCo or other members of the BrazilCo Group, on behalf of or in favor of any member of the CoreCo Group or the CoreCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(ii) (the “CoreCo CSIs”), as promptly as practicable with Credit Support Instruments from CoreCo or a member of the CoreCo Group as of the Effective Time:
(i)With respect to any BrazilCo CSIs that remain outstanding after the Effective Time, a schedule of which shall be delivered to the Parties at or promptly following the Effective Time, (x) BrazilCo shall, and shall cause the members of the BrazilCo Group to, jointly and severally, indemnify and hold harmless the CoreCo Indemnitees for any Liabilities arising from or relating to the such BrazilCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such BrazilCo CSIs in accordance with the terms thereof, (y) BrazilCo shall pay to CoreCo a fee payable at the end of each calendar quarter that commences on or after the Closing Date based on a rate of three percent (3%) per annum on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability), during such quarter of any outstanding BrazilCo CSIs issued by CoreCo or any member of the CoreCo Group, respectively, and (z) without the prior written consent of CoreCo, BrazilCo shall not, and shall not permit any member of the BrazilCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which CoreCo or any member of the CoreCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of CoreCo or the members of the CoreCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the BrazilCo Group or the BrazilCo Business after the expiration of such BrazilCo CSI.
(ii)With respect to any CoreCo CSIs that remain outstanding after the Effective Time, a schedule of which shall be delivered to the Parties at or promptly following the Effective Time, (x) CoreCo shall, and shall cause the members of the CoreCo Group to, jointly and severally, indemnify and hold harmless the BrazilCo Indemnitees for any Liabilities arising from or relating to the such CoreCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such CoreCo CSIs in accordance with the terms thereof, (y) CoreCo shall pay to BrazilCo a fee payable at the end of each calendar quarter that commences on or after the Closing Date based on a rate of three percent (3%) per annum on the average outstanding balance (which, for the avoidance of doubt, shall mean any amount where the guarantor or obligor has not been released from the obligation or liability) during such quarter of any outstanding CoreCo CSIs issued by BrazilCo or any member of the BrazilCo Group, respectively, and (z) without the prior written consent of BrazilCo, CoreCo shall not, and
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shall not permit any member of the CoreCo Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which BrazilCo or any member of the BrazilCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of BrazilCo or the members of the BrazilCo Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the CoreCo Group or the CoreCo Business after the expiration of such CoreCo CSI.
11.Bank Accounts; Cash Balances.
(a)Each of CoreCo and BrazilCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by BrazilCo and any other member of the BrazilCo Group, including those bank and brokerage accounts set forth on Schedule 2.11(a) and identified as a “BrazilCo Account” (collectively, the “BrazilCo Accounts”), so that from and after the time of the Closing such BrazilCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by CoreCo or any member of the CoreCo Group, including those bank and brokerage accounts set forth on Schedule 2.11(a) and identified as a “CoreCo Account” (collectively, the “CoreCo Accounts”) are de-linked from such BrazilCo Accounts.
(b)Each of CoreCo and BrazilCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the CoreCo Accounts so that from and after the time of the Closing, such CoreCo Accounts, if currently linked to any BrazilCo Account, are de-linked from such BrazilCo Accounts.
(c)With respect to any outstanding checks issued by CoreCo, BrazilCo or any of the respective members of their Group prior to the Closing, such outstanding checks shall be honored from and after the Closing by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.
12.Disclaimer of Representations and Warranties. EACH OF CORECO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CORECO GROUP) AND BRAZILCO (ON BEHALF OF ITSELF, ITS AFFILIATES AND EACH MEMBER OF THE BRAZILCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF
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OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
Article III

CLOSING
1.Equity Transfer Pursuant to the RSA, the Restructuring Plan and the Transaction Implementation Deed. Upon the terms and subject to the conditions of the RSA, the Restructuring Plan and the Transaction Implementation Deed, at the Closing, concurrently with the transfer by NFE Financing to the 2029 New Noteholders of all of the interests in the Series I Loan Debt and the Series II Loan Debt, CoreCo hereby agrees to, or to cause its applicable Subsidiary or Subsidiaries to, consummate the BrazilCo Equity Transfer pursuant to and in accordance with the RSA, the Restructuring Plan and the Transaction Implementation Deed. The transfer of the applicable NFE Brazil Equity and the Bradford HoldCo Equity to the 2029 New Noteholders hereunder, together with the transfer by NFE Financing to the 2029 New Noteholders of all of the interests in the Series I Loan Debt and the Series II Loan Debt shall be treated for applicable tax purposes as payment in full satisfaction by NFE Financing of the 2029 New Notes. The transfer of the applicable NFE Brazil Equity to the RCF-2/TLA Holders hereunder shall be treated for applicable tax purposes as though such NFE Brazil Equity were distributed by NFE Financing (through applicable intermediate entities) to CoreCo, and then transferred by CoreCo to the RCF-2/TLA Holders in partial satisfaction of the R-2 Revolving Credit Facility Debt or the Term Loan A Debt, as applicable.
2.BrazilCo Fractional Shares. The 2029 New Noteholders holding a number of 2029 New Notes on the Record Date which would entitle such noteholders to receive less than one whole share of NFE Brazil Equity or Bradford HoldCo Equity in the Closing, will receive fractional shares. The RCF-2/TLA Holders holding a portion of R-2 Revolving Credit Facility Debt or Term Loan A Debt which would entitle such holders to receive less than one whole share of NFE Brazil Equity in the Closing, will receive fractional shares. Fractional shares of NFE Brazil Equity and Bradford HoldCo Equity will be distributed in the Closing or credited to book-entry accounts.
3.Effectiveness of Closing. The Closing shall be deemed to occur at the Effective Time.
Article IV

CERTAIN COVENANTS
1.Auditors and Audits; Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Closing until the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the Closing Date occurs, and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending prior to the Closing or for any portion of a fiscal year prior to the Closing, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (y) the preparation and audit
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of each of the Party’s financial statements for the year ended December 31 of the calendar year in which the Closing occurs (and, if the Closing occurs in the first quarter of a calendar year, also for the previous fiscal year) or amendments thereto, or the printing, filing and public dissemination thereof, as applicable, and (z) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the year ended December 31 of the calendar year in which the Closing occurs (and, if the Closing occurs in the first quarter of a calendar year, also for the previous fiscal year), in each case, as applicable; provided that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year occurring after the Closing Date, then such Party may request reasonable access on the terms set forth in this Section 4.1 for a period of up to one hundred eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 4.1 shall be afforded by and to each of the Parties (from time to time following the Closing), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law:
(a)Timetable for Completion of Audit. (i) BrazilCo shall use commercially reasonable efforts to enable its auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Closing occurs on a timetable that enables CoreCo to meet its timetable for the printing, filing and public dissemination of CoreCo’s annual financial statements for such fiscal year, and (ii) CoreCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Closing occurs on a timetable that enables BrazilCo to meet its timetable for the preparation of BrazilCo’s annual financial statements for such fiscal year, as applicable;
(b)Annual Financial Statements. (i) Each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination, as applicable, of such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Closing occurs (and, if the Closing occurs in the first quarter of a calendar year, also for the previous fiscal year) and for management’s assessment, as applicable, of the effectiveness of such Party’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31 of the calendar year in which the Closing occurs (and, if the Closing occurs in the first quarter of a calendar year, also for the previous fiscal year), and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Closing occurs (or, if the Closing occurs in the first quarter of a calendar year, the previous fiscal year) and to permit CoreCo’s auditors and management to complete the Internal Control Audit and Management Assessments, if required; and
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(c)Access to Personnel and Records. Subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Article VI) and to the extent it relates to the time prior to the Closing, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases, within a reasonable period of time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such Other Party’s financial statements, all within sufficient time to enable such Other Party to meet its timetable for the printing, filing and public dissemination, as applicable, of its annual financial statements with the Commission for the fiscal year ending December 31 of the calendar year in which the Closing occurs (or, if the Closing occurs in the first quarter of a calendar year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and the Other Party’s management’s assessment date so that the Other Party’s Auditors and management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments, as applicable; provided, however, that for matters pertaining to the provision of Tax records, Section 4.9 shall govern.
Nothing in this Section 4.1 shall require any Party to violate any Contract with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
2.Separation of Information.
(a)BrazilCo shall, and shall cause any members of the BrazilCo Group or its other Affiliates to, use commercially reasonable efforts to deliver to CoreCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Closing) all Information that constitutes a CoreCo Asset but is commingled in any member of the BrazilCo Group’s or its other Affiliates’ current records or archives (whether stored with a third party or directly by any member of the BrazilCo Group or its Affiliates) (for the avoidance of doubt, BrazilCo may redact Information that is a BrazilCo Asset to which a member of the CoreCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or that is not otherwise related to the CoreCo Business); provided that with respect to any Information to which a member of the CoreCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement.
(b)If CoreCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that CoreCo reasonably believes constitutes a CoreCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license)) or is otherwise related to the CoreCo Business but is held by or on behalf of any member of the BrazilCo Group or its Affiliates (or any transferee thereof), BrazilCo shall, and shall cause any applicable member or Affiliate of the BrazilCo Group to, request that the archive holder deliver
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such item to BrazilCo for review as soon as reasonably practicable, and BrazilCo shall review such request and deliver the requested material to CoreCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, BrazilCo shall deliver the material to CoreCo as promptly as reasonably practicable and shall notify CoreCo of the expected timeframe to allow CoreCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the CoreCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement; provided, further, that if such requested material does not constitute a CoreCo Asset (and a member of the CoreCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license)) or is not otherwise related to the CoreCo Business, BrazilCo shall not deliver the material to CoreCo, but shall provide CoreCo with an explanation in reasonable detail of such determination and discuss with CoreCo in good faith.
(c)CoreCo shall, and shall cause any members of the CoreCo Group or its other Affiliates to, use commercially reasonable efforts to deliver to BrazilCo (or its designee) as promptly as practicable (and, in any event, no later than twelve (12) months following the Closing) all Information that constitutes a BrazilCo Asset but is commingled in any member of the CoreCo Group’s or its other Affiliates’ current records or archives (whether stored with a third party or directly by any member of the CoreCo Group or its Affiliates) (for the avoidance of doubt, CoreCo may redact Information that is a CoreCo Asset to which a member of the BrazilCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or that is not otherwise related to the BrazilCo Business); provided that with respect to any Information to which a member of the BrazilCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement.
(d)If BrazilCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that BrazilCo reasonably believes constitutes a BrazilCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license)) or is otherwise related to the BrazilCo Business but is held by or on behalf of any member of the CoreCo Group or its Affiliates (or any transferee thereof), CoreCo shall, and shall cause any applicable member or Affiliate of the CoreCo Group to, request that the archive holder deliver such item to CoreCo for review as soon as reasonably practicable, and CoreCo shall review such request and deliver the requested material to BrazilCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, CoreCo shall deliver the material to BrazilCo as promptly as reasonably practicable and shall notify BrazilCo of the expected timeframe to allow BrazilCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the BrazilCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license), such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement; provided, further, that if such requested material does not constitute a BrazilCo Asset (and a member of the BrazilCo Group is not otherwise granted a license pursuant
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to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license)) or is not otherwise related to the CoreCo Business, CoreCo shall not deliver the material to BrazilCo, but shall provide BrazilCo with an explanation in reasonable detail of such determination and discuss with BrazilCo in good faith.
3.Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 4.1 may constitute material, nonpublic information, and trading in the securities of a member of either Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.
4.Cooperation. For a period of twelve (12) months following the Closing, and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to (a) provide reasonable cooperation and assistance to the other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization and the transactions contemplated herein and in each Ancillary Agreement (including assisting in the preparation of the Closing), (b) provide knowledge transfer in reasonable detail at the reasonable request of the other Party regarding the Business, Assets or Liabilities of such other Party (for the avoidance of doubt, knowledge transfer is not required pursuant to this Section 4.4(b) with respect to Intellectual Property or Information constituting an Asset of the requested Party’s Group (unless a license or access thereto has been granted to a member of the requesting Party’s Group pursuant to Section 4.6 or 4.7 of this Agreement or an Ancillary Agreement (but in such case, Information shall be delivered only to the extent of such license (and only to the extent reasonably necessary to exercise such license) or access and otherwise subject to the terms of the applicable Ancillary Agreement))), (c) reasonably assist each Party (or member of its respective Group) in the orderly and efficient transition in becoming an independent company, (d) reasonably assist the other Party (or member of its respective Group) to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity, and (e) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in (i) seeking and obtaining all Consents of Governmental Entities under applicable Law with respect to the transactions contemplated by this Agreement and (ii) gathering, preparing and submitting any Information or documentary material that may be requested by any Governmental Entity in connection with obtaining such Consents, in each case (clauses (a) through (e)), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 4.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (or their then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Internal Reorganization (including employee benefits functions, risk management, etc.).
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5.Permits and Financial Assurance.
(a)Prior to the Closing, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable (i) the Transfer to the applicable Permit Transferee of all permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, and (ii) the issuance of all permits, including Environmental Permits, necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the time of the Closing after giving effect to the Ancillary Agreements. The Permit Transferee shall cooperate with the Permit Transferor with respect to the filing of such transfer or reissuance requests, including executing any necessary forms as required and providing Information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer or reissuance request. Following the Closing, notwithstanding Section 2.6, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any Information necessary to allow the Permit Transferee to apply to the applicable Governmental Entity for issuance of a new permit, including Environmental Permits, to the Permit Transferee, to the extent that such application was not submitted prior to the Closing pursuant to this Section 4.5(a), (B) of the type in clauses (i) and (ii) above, maintain each permit, including any Environmental Permit, that was not Transferred to the Permit Transferee prior to the Closing (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own permits, including any Environmental Permit) and taking into account the transactions contemplated by this Agreement, until such time as the permit has been transferred or reissued to the Permit Transferee; provided that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided that (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A) and (B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) and (D) shall be borne solely by the Permit Transferee. Following the Closing, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article V for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a Permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 4.5(a) of a Permit Transferor or Permit Transferee that (x) is a member of the CoreCo Group shall constitute CoreCo Liabilities, and (y) is a member of the BrazilCo Group shall constitute BrazilCo Liabilities. Notwithstanding Section 2.5 or Section 2.6, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) which are related to both of the CoreCo Business and BrazilCo Business (a “Shared Permit”), the holder of such Shared Permit shall be entitled to elect whether to (I) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designed by such Party) and procure for itself any new Permits or (II) procure the issuance for the other Party of such new Permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Closing after giving effect to the Ancillary
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Agreements); provided that, in each case, and for the avoidance of doubt, if there is any delay in the Transfer or procurement of such Permit, clauses (A) through (D) of this Section 4.5(a) shall continue to apply.
(b)Subject to Article V, to the extent required by applicable Law and as soon as practicable after the Closing, but in any event no later than the applicable period provided by applicable Law, or, if no such date is set forth in applicable Law, then no later than thirty (30) days after the Closing, each of BrazilCo and CoreCo, as the case may be, shall, or shall cause another member of its Group to, take such action as may be required, including submitting to the appropriate regulatory agencies documentation satisfactory to such agencies that it has procured financial assurance, in compliance with applicable Laws, to obtain, replace or amend the financial assurance provided by members of the other Party’s Groups in respect of Environmental Liabilities that constitute BrazilCo Liabilities or CoreCo Liabilities, respectively, pursuant to such Laws. A schedule of the financial assurance related to Environmental Liabilities required to be obtained by each of the BrazilCo Group and CoreCo Group as of the date of this Agreement is set forth on Schedule 4.5(b). Subject to Article V, to the extent that the Environmental Liability underlying such financial assurance is a BrazilCo Liability or CoreCo Liability, BrazilCo or CoreCo, respectively, shall remain liable for the costs and expenses associated with maintaining such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.
6.Transitional Trademark License.
(a)Effective as of, and conditioned upon the occurrence of, the Closing, CoreCo, on behalf of itself and its Subsidiaries, hereby grants to BrazilCo and its Subsidiaries a worldwide, non-exclusive, non-transferable, fully paid-up, royalty-free license, without the right to grant sublicenses, to use and display CoreCo Marks used in the BrazilCo Business as of the Closing in furtherance of the BrazilCo Business as they were used in the BrazilCo Business during the six (6) months immediately prior to the Closing, for a period of six (6) months after the Closing (such period, the “Trademark License Period”), including providing such authorization letters as may be required for proving the aforementioned license of such CoreCo Marks, subject to the remainder of this Section 4.6. This Section 4.6 does not include any rights to use any CoreCo Mark as all or part of any corporate name, trade name or fictitious name of BrazilCo Group, except to the extent that such use exists as of the Closing (in which case, the terms and conditions set forth in Section 4.6(b) shall apply).
(b)BrazilCo shall, and shall cause all the members of the BrazilCo Group and its other applicable Affiliates to, as soon as practicable after the Closing but in any case within six (6) months thereafter, ensure that: (i) CoreCo Marks are removed from (A) all products, datasheets, business stationery and other BrazilCo Assets that are intended to be used externally and (B) to the extent possible, all premises occupied by BrazilCo Group; (ii) products or inventory containing or bearing CoreCo Marks in the possession, custody or control of BrazilCo Group or any of its Affiliates are (A) sold or otherwise disposed of within the Trademark License Period in the ordinary course of business consistent with past practice (a “sell-off period”) or (B) following the expiration of such sell-off period, destroyed or otherwise modified to remove all CoreCo Marks; and (iii) the corporate names, trade names and fictitious names of BrazilCo Group or any of its Affiliates are changed to corporate names, trade names or fictitious names that do not contain, and are not confusingly similar to or derivative or dilutive of, any CoreCo Mark, or otherwise CoreCo Marks are ceased being used in the corporate names, trade names and fictitious names of BrazilCo Group or any of its Affiliates in a manner that is compliant with applicable Law.
(c)For the avoidance of doubt, this Section 4.6 shall not require BrazilCo or its Subsidiaries to change any internal records bearing CoreCo Marks that were
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created prior to the Closing or prevent BrazilCo or its Subsidiaries from using CoreCo Marks as otherwise permitted by fair use or other applicable Law.
(d)BrazilCo shall, and shall cause all members of the BrazilCo Group to, use the CoreCo Marks only in connection with goods and services of a quality at least equal to the quality of the goods and services offered under the CoreCo Marks as of the Closing. Neither BrazilCo nor any member or Affiliate of the BrazilCo Group shall use the CoreCo Marks in a manner that may reflect negatively on such marks or on CoreCo or any member of the CoreCo Group. BrazilCo shall promptly provide to CoreCo all information reasonably requested by CoreCo, and shall comply with any reasonable direction of CoreCo, in relation to the use of the CoreCo Marks.
(e)BrazilCo shall indemnify and hold harmless CoreCo and each member of the CoreCo Group for any and all Indemnifiable Losses arising from or relating to the use by BrazilCo or any member or Affiliate of the BrazilCo Group of the CoreCo Marks under this Section 4.6.
(f)From and after the Closing, BrazilCo shall not, and shall cause each member of the BrazilCo Group and each of its Affiliates not to, adopt, use, register or apply to register any Trademark that is identical to, confusingly similar to, or dilutive of, any CoreCo House Mark, or any abbreviation, derivation or variation thereof.
7.IP Cross-License.
(a)License to BrazilCo. Effective as of, and conditioned upon the occurrence of, the Closing, CoreCo hereby grants, and shall cause the applicable members of the CoreCo Group to grant, to BrazilCo and its Subsidiaries a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up license (with the right to sublicense solely to Subsidiaries of BrazilCo and solely for use in connection with the operation of the BrazilCo Business, but not for the independent use by or sublicense to third parties), under all Patents, Copyrights (other than Copyrights in advertising and promotional materials) and Know-How owned by any member of the CoreCo Group as of the Closing and used in the BrazilCo Business as of the Closing, to use and exploit such Intellectual Property solely in connection with the conduct of the BrazilCo Business as conducted as of the Closing and natural evolutions thereof; provided that this license shall not include any rights under (i) Trademarks (which are exclusively governed by Section 4.6) or (ii) IT Assets (which are exclusively governed by the applicable IT-related provisions of this Agreement and the Ancillary Agreements).
(b)License to CoreCo. Effective as of, and conditioned upon the occurrence of, the Closing, BrazilCo hereby grants, and shall cause the applicable members or Affiliates of the BrazilCo Group to grant, to CoreCo and its Subsidiaries a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up license (with the right to sublicense solely to Subsidiaries of CoreCo and solely for use in connection with the operation of the CoreCo Business, but not for the independent use by or sublicense to third parties), under all Patents, Copyrights (other than Copyrights in advertising and promotional materials) and Know-How owned by any member or Affiliate of the BrazilCo Group as of the Closing and used in the CoreCo Business as of the Closing, to use and exploit such Intellectual Property solely in connection with the conduct of the CoreCo Business as conducted as of the Closing and natural evolutions thereof; provided that this license shall not include any rights under (i) Trademarks (which are exclusively governed by Section 4.6) or (ii) IT Assets (which are exclusively governed by the applicable IT-related provisions of this Agreement and the Ancillary Agreements).
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(c)Assignment and Sublicensing.
(i)The licenses granted under this Section 4.7 are non-transferable and non-assignable, except that each license may be assigned, in whole or in part, in connection with a sale, transfer, spin-off, carve-out or other divestiture of all or any portion of the business or assets of the licensee (or any member of its Group) to which such license relates (each, a “Permitted IP Transfer”), and the applicable transferee, acquirer or successor (a “Permitted IP Transferee”) shall be entitled to exercise the rights under such license solely to the extent relating to the business or assets so transferred; provided that (A) such license shall not be deemed to extend to any other businesses or Affiliates of any such Permitted IP Transferee (other than the transferred business and assets and natural evolutions thereof), (B) the Permitted IP Transferee shall be bound by all of the terms and limitations applicable to the licensee under this Section 4.7 (including the scope-of-use and sublicensing restrictions), and (C) the assigning Party shall provide written notice to the other Party of any such Permitted IP Transfer within thirty (30) days following the closing thereof.
(ii)For the avoidance of doubt, a Permitted IP Transfer may include the transfer or assignment of a portion of the license corresponding to a discrete line of business, product line, business unit or geographic business that is divested by the licensee or any member of its Group, and a Permitted IP Transferee of such partial assignment shall be entitled to use the licensed Intellectual Property solely in connection with the conduct of the divested business as conducted at the time of such divestiture and natural evolutions thereof.
(iii)No license granted under this Section 4.7 shall be construed to grant any right to the licensee (or any Permitted IP Transferee) to bring any Action against any third party for infringement, misappropriation or other violation of any Intellectual Property owned by the licensor.
(d)No Implied Licenses. Except as expressly set forth in this Section 4.7 and the Ancillary Agreements, nothing in this Agreement shall be construed as granting to either Party or any member of its Group any license or other right under any Intellectual Property of the other Party or any member of such other Party’s Group, whether by implication, estoppel or otherwise.
8.Cybersecurity Cooperation
. For a period of twenty-four (24) months following the Closing Date, each Party shall, and shall cause each member or applicable Affiliate of its Group to, (a) promptly notify the other Party upon becoming aware of any cybersecurity incident that has affected or could reasonably be expected to affect the information systems, IT Assets or data of the other Party or any member or Affiliate of the other Party’s Group, (b) provide reasonable cooperation and access to relevant logs, forensic data and personnel to investigate and remediate any such incident, and (c) not take any action with respect to shared IT infrastructure that would materially degrade the cybersecurity posture of the other Party or any member or Affiliate of the other Party’s Group without reasonable prior notice.
9.Tax Matters.
(a)Any Transfer Taxes arising in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by CoreCo and fifty percent
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(50%) by BrazilCo; provided, however, that if the indirect transfer of the Assets of Bradford County LLC pursuant to the Bradford County LLC Transfer and the transfer of Bradford HoldCo Equity contemplated by this Agreement result in more than one incurrence of real property Transfer Taxes, only the first such incurrence shall be shared in accordance with the foregoing and any such additional Transfer Taxes shall be borne by BrazilCo. The Parties shall cooperate in connection with the filing of Tax Returns related to Transfer Taxes and the payment of any Transfer Taxes when due and, to the extent either Party is responsible for any portion of such Transfer Tax pursuant to this Section 4.9(a) that was paid by the other Party, shall reimburse such other Party for its allocable share. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes. The Parties shall cooperate in connection with the filing of Tax Returns related to Transfer Taxes.
(b)CoreCo and BrazilCo shall, and shall cause their respective Affiliates to, reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.
(c)Except with the prior written consent of CoreCo (such consent not to be unreasonably withheld, conditioned or delayed), BrazilCo shall not, and shall not cause or permit any of its Affiliates to (i) cause or permit any member of the BrazilCo Group to take any action that could reasonably be expected to have an adverse effect on CoreCo on the Closing Date after the Closing outside the ordinary course of business; (ii) amend, refile, revoke or otherwise modify, or consent to the amendment, refiling, revocation or modification of, any Tax Returns, or make or change any accounting methods or Tax elections (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 or an election under Section 338 of the Code or Treasury Regulations Section 1.245A-5), which election or change would be effective on or prior to the day following the Closing Date, in each case, with respect to any member of the BrazilCo Group and relating to a taxable period (or portion thereof) ending on or before the Closing Date; (iii) unless otherwise required by applicable Law, file any Tax Return for any taxable period that begins on or before the Closing Date and ends after the Closing Date in a manner inconsistent with past practice or, in the absence of past practice, that could be reasonably expected to have an adverse effect on CoreCo; (iv) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of or with respect to any member of the BrazilCo Group relating to a taxable period (or portion thereof) ending on or before the Closing Date if any adjustment of such Taxes or Tax Returns could reasonably be expected to increase the Tax liability of any member of the CoreCo Group for such taxable period; (v) cause or permit any member of the BrazilCo Group to take any action outside the ordinary course of business that could reasonably be expected to cause income or gain realized by any member of the BrazilCo Group arising in a taxable period (or portion thereof) beginning after the Closing Date to be included by CoreCo or any of its Affiliates under Section 951(a) or Section 951A of the Code; or (vi) take any action or refrain from taking any action, in each case, that could reasonably be expected to increase the Tax liability of any member of the CoreCo Group for a taxable period (or portion thereof) beginning on or before the Closing Date.
(d)Except with the prior written consent of BrazilCo (such consent not to be unreasonably withheld, conditioned or delayed), CoreCo shall not, and shall not cause or permit any of its Affiliates to (i) cause or permit any member of the CoreCo Group to take any action that could reasonably be expected to have an adverse effect on BrazilCo on the Closing Date after the Closing outside the ordinary course of business; (ii) amend, refile, revoke or otherwise modify, or consent to the amendment, refiling, revocation or modification of, any Tax Returns, or make or change any accounting methods or Tax elections, which election or change would be effective on or prior to the day following the Closing Date and which could reasonably be expected to have an adverse effect on BrazilCo, in each case, with respect to any member of the CoreCo Group and relating to a taxable period (or portion thereof) ending on or before the
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Closing Date; (iii) unless otherwise required by applicable Law, file any Tax Return with respect to or which includes any member of the BrazilCo Group for any taxable period that begins on or before the Closing Date and ends after the Closing Date in a manner inconsistent with past practice or, in the absence of past practice, that could be reasonably expected to have an adverse effect on BrazilCo; (iv) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of or with respect to any member of the CoreCo Group relating to a taxable period (or portion thereof) ending on or before the Closing Date if any adjustment of such Taxes or Tax Returns could reasonably be expected to increase the Tax liability of any member of the BrazilCo Group for such taxable period; or (v) take any action or refrain from taking any action, in each case, that could reasonably be expected to increase the Tax liability of any member of the BrazilCo Group for a taxable period (or portion thereof) beginning on or before the Closing Date.
(e)CoreCo and BrazilCo shall, and shall cause their respective Affiliates to, reasonably cooperate to (1) make an election to close the tax year of NFE Brazil for purposes of Section 951(a)(2) of the Code (which may include making an election under U.S. Treasury regulations Section 1.245A-5(e), to the extent such an election is available, but not an election under Section 338 of the Code or an entity classification election pursuant to Treasury Regulations Section 301.7701-3) to the extent permitted by Law, and (2) if no such election is available, to apply the provisions of Section 951(a)(2) of the Code such that, to the maximum extent permitted by Law, the amount of any income required to be included by CoreCo or any of its Affiliates under Section 951(a) or Section 951A of the Code with respect to the taxable year of the Closing corresponds as closely as possible to income computed based on a closing of the books and records on the close of the Closing Date (in the event that the Closing Date is not the last day of the taxable period, as if the Closing Date were the last day of the applicable taxable period), subject to adjustment for items accrued on the Closing Date that are properly allocable to a taxable period following the Closing, as mutually determined by the Parties in good faith; provided that for any apportionment under clause (2) above, any exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each taxable period.
(f)Notwithstanding anything to the contrary in this Agreement, neither CoreCo nor any of its Affiliates shall be required to disclose to BrazilCo or any of its Affiliates any Tax Return of CoreCo or an Affiliate thereof (other than a member of the BrazilCo Group) or any Tax Return that is filed on a combined, consolidated or unitary basis with CoreCo or an Affiliate thereof (other than a Tax Return of a group that consists solely of members of the BrazilCo Group), or any related work papers, except, in each case, for materials or portions thereof that relate solely to a member of the BrazilCo Group, nor shall BrazilCo or any of its Affiliates have any right to inspect, review, comment on or approve any such Tax Return or to control or participate in any Tax proceeding or other proceeding related thereto, and all rights with respect to each such Tax Return shall remain solely with CoreCo and its Affiliates (other than members of the BrazilCo Group).
(g)Each of CoreCo or BrazilCo shall promptly notify the other in writing upon the receipt of any notice of Action relating to Taxes from the relevant Governmental Entity or upon becoming aware of an actual or potential Action by a Governmental Entity that may affect the liability of any member of the BrazilCo Group or the CoreCo Group, respectively, for Taxes under this Agreement; provided that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is actually prejudiced by such failure. The applicable Controlling Party shall have the right to control, at its own expense, any Action relating to Taxes of any member of the applicable Group or Groups and shall have absolute
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discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Action described in the preceding sentence; provided, however, that to the extent such Action could reasonably be expected to result in any member of the non-Controlling Party’s Group becoming responsible for a payment of Taxes, give rise to an indemnity obligation of the non-Controlling Party under Article V, or otherwise materially and adversely affect any member of the non-Controlling Party’s Group (an “Adverse Tax Effect”), the Controlling Party shall, in each case solely to the extent relating to items or matters that could reasonably be expected to result in an Adverse Tax Effect to any member of the non-Controlling Party’s Group, (i) keep the non-Controlling Party reasonably informed of all material developments and events relating to any such Action, (ii) consult with the non-Controlling Party before taking any significant or material action in connection with such Action, (iii) permit the non-Controlling Party to participate at its own cost and expense in (but not to control) the defense of such Action and (iv) not settle, compromise or abandon such Action without obtaining the prior written consent of the non-Controlling Party (such consent not to be unreasonably withheld, conditioned or delayed).
(h)The covenants contained in this Section 4.9 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (including any valid extensions thereof).
Article V

INDEMNIFICATION
1.Release of Pre-Closing Claims.
(a)Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article V, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Closing were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby knowingly, unconditionally and irrevocably and fully remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Closing were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing, including in connection with the Internal Reorganization, the Closing and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from fraud, willful misconduct, willful default or gross negligence by such employee.
(b)Nothing contained in this Agreement, including Section 5.1(a) or Section 2.4, shall impair or otherwise affect any right of any Party, any member of either Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that continue in effect after the Closing pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 5.1(a) shall release any Person from:
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(i)any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to BrazilCo, any BrazilCo Liability, and (B) with respect to CoreCo, any CoreCo Liability;
(ii)any Liability under any Other Surviving Intergroup Account;
(iii)any Liability in respect of any Contract that is entered into after the Closing between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(iv)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V, or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of the Ancillary Agreement; or
(v)any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.
In addition, nothing contained in Section 5.1(a) shall release (x) CoreCo from indemnifying any director, officer or employee of BrazilCo who was a director, officer or employee of CoreCo or any of its Subsidiaries on or prior to the Closing, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Closing; it being understood that if the underlying obligation giving rise to such Action is a BrazilCo Liability, BrazilCo shall indemnify CoreCo for such Liability (including CoreCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V, and (y) BrazilCo from indemnifying any director, officer or employee of CoreCo who was a director, officer or employee of BrazilCo or any of its Subsidiaries on or prior to the Closing, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Closing; it being understood that if the underlying obligation giving rise to such Action is a CoreCo Liability, CoreCo shall indemnify BrazilCo for such Liability (including BrazilCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.
(c)From and after the time of the Closing, each Party shall not, and shall not permit any member of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence any (or fail to withdraw any previously existing) Action asserting any claim, demand or offset, including any claim for indemnification, against the other Party or any member of such other Party’s Group, or any other Person released pursuant to Section 5.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 5.1(a).
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(d)It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for, at the time of the Closing, a knowing, unconditional and irrevocable and a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing, whether known or unknown, between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing), except as specifically set forth in Sections 5.1(a) and 5.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.
2.Indemnification by CoreCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Closing, CoreCo shall, and shall cause the other members of the CoreCo Group to, indemnify, defend and hold harmless the BrazilCo Indemnitees from and against any and all Indemnifiable Losses of the BrazilCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the CoreCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a CoreCo Liability or (b) any breach by CoreCo of any provision of this Agreement.
3.Indemnification by BrazilCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Closing, BrazilCo shall, and shall cause the other members of the BrazilCo Group to, indemnify, defend and hold harmless the CoreCo Indemnitees from and against any and all Indemnifiable Losses of the CoreCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the BrazilCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a BrazilCo Liability or (b) any breach by BrazilCo of any provision of this Agreement.
4.Procedures for Third Party Claims.
(a)If a claim or demand is made against a CoreCo Indemnitee or a BrazilCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the BrazilCo Group or CoreCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article V to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within thirty (30) days of the later of (i) receipt by such Indemnitee of written notice of the Third Party Claim and (ii) such Indemnitee forming a reasonable belief that it is or may be entitled to indemnification pursuant to this Agreement with respect to such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, failure to provide such written notice or copies shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
(b)Other than in the case of (i) Taxes, which shall be governed by Section 4.9 or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to
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Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives prior written notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 5.4(a) (and, in the event the Indemnifying Party does not provide notice within such thirty (30) days of its intention to assume or participate in the defense of such Third Party Claim, the Indemnifying Party shall be deemed to have waived its right to do so); provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim pursuant to this Section 5.4(b) to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (I) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (II) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (III) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of any bonds or other security required in connection with the defense of such Third Party Claim.
(c)Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 5.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the
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reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.
(d)No Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of a Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(e)In the case of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(f)Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (x) actions for specific performance or injunctive or other equitable relief pursuant to Section 9.19, and (y) the indemnification provisions in Section 2.2(c), Section 2.5(c), Section 2.10 and Section 4.5, (i) the indemnification provisions of this Article V shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (ii) each Party and each Indemnitee knowingly, unconditionally and irrevocably and expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article V against any Indemnifying Party; (iii) none of the Parties, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (v) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any Party or party thereto, after the consummation of the Closing, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the transactions contemplated by this Agreement (including the Internal Reorganization and Closing), the Parties may also bring claims with respect to Taxes under and in accordance with Section 4.9. Each Party shall cause its Affiliates to comply with this Section 5.4(f).
(g)The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give notice with respect to the existence of any Third Party Claim that exists as of the Closing. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly CoreCo Liabilities and partly BrazilCo Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they
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shall resolve the matter of such allocation pursuant to the procedures set forth in Article VII. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against the other Party or any members of the other Group in an Action in which a Third Party Claim is being resolved.
(h)This Section 5.4, Section 5.5 and Section 5.6 shall not apply to Actions related to Taxes, which shall be governed exclusively by Section 4.9.
5.Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 5.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
6.Cooperation in Defense and Settlement.
(a)With respect to any Third Party Claim that implicates both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, each Party agrees to, and shall cause the members of such Parties’ respective Group to (i) as promptly as practicable, consult in good faith with the applicable member of such other Party’s respective Group to determine which Party (or Parties) shall be responsible for managing the defense of any such Third Party Claim (provided that the Parties agree to consult in good faith to reassess such determination as additional material facts with respect to any such Third Party Claim become known), and (ii) use reasonable best efforts to cooperate fully (including providing signatures required in connection with the resolution of any Third Party Claim in accordance with Section 5.4 and this Section 5.6) and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to material matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.6 shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.
(b)(i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of CoreCo, materially and adversely impact the business or conduct of the CoreCo Business or result in a material adverse change to any member of the CoreCo Group at shared locations where any member of the BrazilCo Group and any member of the CoreCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, CoreCo shall have, at CoreCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the BrazilCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that CoreCo’s participation does not affect any Privilege in a material and adverse manner, such that
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BrazilCo shall comply with this Section 5.6(b) to the fullest extent possible without materially and adversely affecting such Privilege; provided that to the extent that any such Third Party Claim requires the submission by any member of the BrazilCo Group of any Information relating to any current or former officer or director of any member of the CoreCo Group, such Information will only be submitted in a form approved by CoreCo in its reasonable discretion, and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of BrazilCo, materially and adversely impact the business or conduct of the BrazilCo Business or result in a material adverse change to any member of the BrazilCo Group at shared locations where any member of the BrazilCo Group and any member of the CoreCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, BrazilCo shall have, at BrazilCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the CoreCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that BrazilCo’s participation does not affect any Privilege in a material and adverse manner, such that CoreCo shall comply with this Section 5.6(b) to the fullest extent possible without materially and adversely affecting such Privilege; provided that to the extent that any such Third Party Claim requires the submission by any member of the CoreCo Group of any Information relating to any current or former officer or director of any member of the BrazilCo Group, such Information will only be submitted in a form approved by BrazilCo in its reasonable discretion. Notwithstanding anything to the contrary in this Agreement, with regard to the matters specified in the preceding clause (i), CoreCo shall have a right to consent to any compromise or settlement related thereto by any member of the BrazilCo Group to the extent that the effect on any member of the CoreCo Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of CoreCo and its Subsidiaries at such time or the CoreCo Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the CoreCo Group, taken as a whole, than the effect on the BrazilCo Group, taken as a whole, and (B) with regard to the matters specified in the preceding clause (ii), BrazilCo shall have a right to consent to any compromise or settlement related thereto by any member of the CoreCo Group to the extent that the effect on any member of the BrazilCo Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of BrazilCo and its Subsidiaries at such time or the BrazilCo Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the BrazilCo Group, taken as a whole, than the effect on the CoreCo Group, taken as a whole.
(c)Each of CoreCo and BrazilCo agrees on behalf of itself and the other members of its Group that at all times from and after the Closing, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause
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the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. Notwithstanding any applicable confidentiality or Privilege provisions to the contrary in this Agreement, any Party endeavoring to remove or substitute such defendant pursuant to this Agreement shall be entitled to submit any necessary provisions of this Agreement, including the Schedules and Exhibits hereto, to the applicable court solely for the purpose of supporting such Party’s commercially reasonable efforts to remove or substitute such defendant. In the event any Party endeavoring to remove or substitute such defendant pursuant to this Agreement submits any necessary provisions of this Agreement, including the Schedules and Exhibits hereto, to the applicable court, such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any provisions of this Agreement, including the Schedules and Exhibits hereto, that are not otherwise publicly filed) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article V.
7.Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 5.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.
8.Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)Any Indemnifiable Loss subject to indemnification pursuant to this Article V, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or
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recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article V; provided that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
(c)No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.
(d)In addition to the provisions of Section 5.8(a), any Indemnifiable Loss subject to indemnification pursuant to this Article V, shall (i) be reduced by the amount of any reduction in cash Taxes payable for which the Indemnitee is responsible actually realized as a result of the event giving rise to the payment by the end of the taxable year in which the payment is made, and (ii) be increased if and to the extent necessary to ensure that, after all required Taxes on the payment are paid (including Taxes attributable to any increases in the payment under this Section 5.8(d)), the Indemnitee receives the amount it would have received if the payment was not taxable or did not result in an increase in Taxes.
9.Management of Existing Actions.
(a)Notwithstanding the procedures set forth in Section 5.4, the Parties desire to set forth certain terms with respect to the management of certain Actions known to them as of the Effective Time, and accordingly this Section 5.9 shall govern the management and direction (including settlement) of certain pending Actions as set forth in Section 5.9(b), Section 5.9(c), and Section 5.9(d), but shall not alter the allocation of Liabilities otherwise set forth in this Agreement.
(b)From and after the Effective Time, subject to the terms of this Section 5.9, BrazilCo shall direct the defense or prosecution of those Actions which are entirely BrazilCo Liabilities, including if they have CoreCo or any member of the CoreCo Group as a named party thereunder, and are described on Schedule 5.9(b) (the “BrazilCo Controlled Existing Actions”), including the development and implementation of the legal strategy for each BrazilCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any BrazilCo Controlled Existing Action or any aspect thereof. BrazilCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the BrazilCo Controlled Existing Actions. Notwithstanding anything to the contrary in this Section 5.9(b), none of BrazilCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any BrazilCo Controlled Existing Action without the prior written consent of CoreCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of CoreCo or any member of its Group is presently a named party in such Action or (ii) if (A) in connection with such entry of judgment or settlement CoreCo and the applicable members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief that BrazilCo has agreed to pay in full, and (C) does not involve any admission of any (i) wrongdoing or violation of Law by CoreCo or any member of its Group or (ii) facts that may be used in litigation or give rise to liability on the part of CoreCo or any member of its Group in a BrazilCo Controlled Existing Action or any other Action.
(c)From and after the Effective Time, subject to the terms of this Section 5.9, CoreCo shall direct the defense or prosecution of those Actions that are neither BrazilCo Controlled Existing Actions nor Joint Actions, including those set forth on Schedule 5.9(c) (the “CoreCo Controlled Existing Actions”), including the development and
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implementation of the legal strategy for each CoreCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any CoreCo Controlled Existing Action or any aspect thereof. CoreCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the CoreCo Controlled Existing Actions. Notwithstanding anything to the contrary in this Section 5.9(c), none of CoreCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any CoreCo Controlled Existing Action without the prior written consent of BrazilCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of BrazilCo or any member of its Group is presently a named party in such Action or (ii) if (A) in connection with such entry of judgment or settlement BrazilCo and the applicable members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief that CoreCo has agreed to pay in full, and (C) does not involve any admission of any (i) wrongdoing or violation of Law by BrazilCo or any member of its Group or (ii) facts that may be used in litigation or give rise to liability on the part of BrazilCo or any member of its Group in a CoreCo Controlled Existing Action or any other Action.
(d)From and after the Effective Time, with respect to the Actions set forth on Schedule 5.9(d) (“Joint Actions”), the Party specified on such Schedule 5.9(d) shall be solely responsible for controlling and directing the defense and prosecution of any such Action (the “Managing Party”) and the Parties shall, and shall cause members of their Group to, cooperate in good faith and take all reasonable actions to permit the applicable Managing Party to control and direct each such Action. The Party who hereunder is, or whose member of its Group is, the Managing Party, shall consult with the other Party (the “Non-Managing Party”) from time to time with respect to the Joint Actions; provided that the Managing Party shall have sole authority to select counsel for any Joint Action and be reimbursed for reasonable fees and expenses of such counsel in accordance with the allocation of Liability for such Joint Action and the Non-Managing Party, if it elects to retain its own counsel, shall do so solely at its own expense. No Managing Party pursuant to this Section 5.9 shall consent to entry of any judgment or enter into any settlement of any Joint Action without the prior written consent of the Non-Managing Party (not to be unreasonably withheld, conditioned or delayed).
(e)To the maximum extent permitted by applicable Law, the rights to recovery of each member of a Party’s respective Group in respect of any past, present or future Action is hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Affiliates shall execute such further instruments or documents as may be necessary to effect such delegation.
(f)In the case of BrazilCo Controlled Existing Actions and CoreCo Controlled Existing Actions, if a Party or a member of its respective Group is named therein and is not liable for such Action hereunder, each Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). Notwithstanding any applicable confidentiality or Privilege provisions to the contrary in this Agreement, any Party endeavoring to remove such defendant pursuant to this Agreement shall be entitled to submit any necessary provisions of this Agreement to the applicable court solely for the purpose of supporting such Party’s commercially reasonable efforts to remove such defendant. In the event any Party endeavoring to remove or substitute
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such defendant pursuant to this Agreement submits any necessary provisions of this Agreement to the applicable court, such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any provisions of this Agreement) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge. If such removal cannot be achieved for any reason, management of the Action shall be determined as set forth in this Article V.
10.Additional Matters; Survival of Indemnities.
(a)The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement. The indemnity agreements contained in this Article V shall survive the Closing.
(b)The rights and obligations of any member of the CoreCo Group or any member of the BrazilCo Group, in each case, under this Article V shall survive the sale or other Transfer, in each case, direct or indirect, by any Party or its respective Affiliates of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.
Article VI

CONFIDENTIALITY; ACCESS TO INFORMATION
1.Preservation of Corporate Records.
(a)Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.
(b)Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) ten (10) years after the Closing, (ii) the date on which such Information is no longer required to be retained pursuant to any “litigation hold” issued by either CoreCo or any of its Subsidiaries prior to the Closing, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Action arising after the Closing Date, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of such pending or threatened Action, the concluding date of any such “litigation hold”, and (v) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the other Party that certain
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Information relating to the BrazilCo Business, the CoreCo Business, the BrazilCo Assets, the CoreCo Assets, the BrazilCo Liabilities, the CoreCo Liabilities or the transactions contemplated hereby be retained in connection with an Action, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “litigation hold”).
(c)CoreCo and BrazilCo intend, and acknowledge that each member of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.
2.Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V will govern) or for matters related to the provision of Tax records (in which event Section 4.9 will govern) or for matters related to the separation of Information (which shall be governed by Section 4.2), and subject to appropriate restrictions for Privileged Information (as defined below) or Confidential Information:
(a)After the Closing Date and until the date on which CoreCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 6.2(a) in accordance with CoreCo’s obligations under Section 6.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, BrazilCo for specific and identified Information (i) which (x) constitutes an Asset of the BrazilCo Group and the Transfer of such Asset has not been consummated as of the Closing Date, or (y) relates to the BrazilCo Group or the conduct of the BrazilCo Business, as the case may be, up to the Closing Date, solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), CoreCo shall, and shall cause the other members of the CoreCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, BrazilCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the CoreCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 6.2(a)(i), to the extent any originals are delivered to BrazilCo pursuant to this Agreement or the Ancillary Agreements, BrazilCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to CoreCo within a reasonable period of time after the need to retain such originals has ceased; provided, further, that, in the event that CoreCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be materially adverse to CoreCo or any member of the CoreCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), CoreCo shall not be obligated to, and shall not be obligated to cause the other members of the CoreCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by BrazilCo; provided, however, in the event access or the provision of any such Information would reasonably be expected to be materially adverse to CoreCo or any member of the CoreCo Group or violate a Contract with a third party, CoreCo shall, and shall cause the
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other members of the CoreCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information, or (ii) that (x) is required by any member of the BrazilCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, CoreCo shall, and shall cause the other members of the CoreCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, BrazilCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the BrazilCo Group has a reasonable need for such originals) in the possession or control of CoreCo or any other member of the CoreCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of BrazilCo (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to BrazilCo pursuant to this Agreement or the Ancillary Agreements, BrazilCo shall, at its own expense, return such Information to CoreCo within a reasonable period of time after the need to retain such originals has ceased; provided, further, that, in the event that CoreCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 4.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), CoreCo shall not be obligated to provide such Information requested by BrazilCo; provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, CoreCo shall, and shall cause the other members of the CoreCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.
(b)After the Closing Date and until the date on which BrazilCo was required to retain, or cause to be retained, the Information requested pursuant to this Section 6.2(b) in accordance with BrazilCo’s obligations under Section 6.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, CoreCo for specific and identified Information (i) which (x) constitutes an Asset of the CoreCo Group and the Transfer of such Asset has not been consummated as of the Closing Date or (y) relates to the CoreCo Group or the conduct of the CoreCo Business, as the case may be, up to the Closing Date solely to the extent reasonably necessary for the Parties to complete the separation of Assets (including Records) as contemplated hereby (or for such other reasonable purposes as may be agreed by the Parties), BrazilCo shall, and shall cause the other members of the BrazilCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, CoreCo and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the BrazilCo Group, but only to the extent such items (or copies thereof) so relate and are not already in the possession or control of the requesting Party (or any member of its Group); provided that, except in the case of clause (x) of this Section 6.2(b)(i), to the extent any originals are delivered to CoreCo pursuant to this Agreement or the Ancillary Agreements, CoreCo shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to BrazilCo within a reasonable period of time after the need to retain such originals
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has ceased; provided, further, that, in the event that BrazilCo, in its sole discretion, determines that any such access or the provision of any such Information would reasonably be expected to be materially adverse to BrazilCo or any member of the BrazilCo Group or would violate any Law or Contract with a third party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), BrazilCo shall not be obligated to, and shall not be obligated to cause the other members of the BrazilCo Group (and each of its and their respective then-Affiliates) to, provide such Information requested by CoreCo, provided, however, in the event access or the provision of any such Information would reasonably be expected to be materially adverse to BrazilCo or any member of the BrazilCo Group or violate a Contract with a third party, BrazilCo shall, and shall cause the other members of the BrazilCo Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such third party to, the disclosure of such Information or (ii) that (x) is required by any member of the CoreCo Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, BrazilCo shall, and shall cause the other members of the BrazilCo Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, CoreCo and its designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the CoreCo Group has a reasonable need for such originals) in the possession or control of BrazilCo or any other member of the BrazilCo Group (or any of its or their respective then-Affiliates), but only to the extent such items so relate and are not already in the possession or control of CoreCo (or another member of its Group, or any of their respective then-Affiliates); provided that, to the extent any originals are delivered to CoreCo pursuant to this Agreement or the Ancillary Agreements, CoreCo shall, at its own expense, return such Information to BrazilCo within a reasonable period of time after the need to retain such originals has ceased; provided, further, that, in the event that BrazilCo, in its sole discretion, determines that any such access or the provision of any such Information (including Information requested under Section 4.1) would violate any Law or Contract with a third party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the Assets, Business and/or Liabilities of the requesting Party), BrazilCo shall not be obligated to provide such Information requested by CoreCo; provided, further, that in the event access or the provision of any such Information would violate a Contract with a third party, BrazilCo shall, and shall cause the other members of the BrazilCo Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information.
(c)Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of either Group) pursuant to this Article VI shall be on an “as is”, “where is” basis and no Party (or any member of either Group) is making any representation or warranty with respect to such Information or the completeness thereof.
(d)Each of CoreCo and BrazilCo shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 4.1 or this Article VI of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.
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3.Disposition of Information.
(a)Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Closing may include Information owned by the other Party or a member of such other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.
(b)Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 6.1, to use commercially reasonable efforts to, within a reasonable period of time, (A) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.
4.Witness Services. At all times from and after the Closing Date, except as in the case of an adversarial Action, each of CoreCo and BrazilCo shall use its commercially reasonable efforts to make reasonably available to the others, upon reasonable written request, its and any member of its Group’s former, current and future officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (a) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Action or in anticipation of any threatened or contemplated Action in which the requesting Party may from time to time be involved and (b) there is no conflict in the Action between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to the other Party (or member of such other Party’s Group) under this Section 6.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.
5.Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or a member of such Party’s Group) providing, or causing to be provided, Information or access to Information to the other Party (or a member of such other Party’s Group) under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
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6.Confidentiality; Non-Use.
(a)Notwithstanding any termination of this Agreement and except as otherwise provided in the Ancillary Agreements, each Party shall, and shall cause its Affiliates and each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or except as otherwise permitted by this Agreement or as otherwise provided in the Ancillary Agreements, use, including for any ongoing or future commercial purpose, any and all Confidential Information concerning or belonging to the other Party or any member of its Group, without such Party’s prior written consent (which may be withheld in such Party’s sole and absolute discretion); provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Action by one Party (or its Affiliates or a member of its Group) against the other Party (or its Affiliates or a member of such other Party’s Group) or in respect of claims by one Party (or its Affiliates or a member of its Group) against the other Party (or its Affiliates or a member of such other Party’s Group) brought in an Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement and except as otherwise provided in the Ancillary Agreements, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith; provided that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).
(b)Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group
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and its or their respective past and/or present employees as of the Closing Date shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information and Personal Data (which shall exclusively be governed by Section 6.10 and other applicable Ancillary Agreements) of any Party (or another member of its Group) rightfully in the possession of and used by the other Party (or another member of its Group) in the operation of its Business as of the Closing Date may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the BrazilCo Business or the CoreCo Business, as the case may be; provided that, except as otherwise provided in the Ancillary Agreements, such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 6.6(a); provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. For the avoidance of doubt, the continued right to use Confidential Information pursuant to this Section 6.6(b) shall not be construed to grant any license or other right under any Intellectual Property of the disclosing Party, which is governed exclusively by Section 4.6, Section 4.7 and the Ancillary Agreements. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 9.9.
(c)Each of CoreCo and BrazilCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with each such third party while such Party and/or members of its Group were Subsidiaries of CoreCo. Each of CoreCo and BrazilCo shall, and shall cause its Affiliates and the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Closing between one or more members of the CoreCo Group and/or BrazilCo Group (whether acting through, on behalf of, or in connection with, their respective Businesses) and such third parties.
(d)For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) to the extent that an Ancillary Agreement or another Contract pursuant to which a Party or its Affiliate is bound that specifically provides that certain information covered under this Section 6.6 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 6.6, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto.
7.Privileged Matters.
(a)Pre-Closing Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Closing have been and will
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be rendered either for (i) the collective benefit of each of the members of the CoreCo Group and the BrazilCo Group (“Collective Benefit Services”), or (ii) the sole benefit of (x) CoreCo (or a member of CoreCo’s Group) in the case of legal and other professional services provided solely in respect of a CoreCo Asset, a CoreCo Liability or the CoreCo Business, or (y) BrazilCo (or a member of BrazilCo’s Group) in the case of legal and other professional services provided solely in respect of a BrazilCo Asset, a BrazilCo Liability or the BrazilCo Business, as the case may be (“Sole Benefit Services”). For the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (x) each of the members of the CoreCo Group and the BrazilCo Group shall be deemed to be the client with respect to Collective Benefit Services, and (y) CoreCo or BrazilCo (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (A) the Parties shall have a shared Privilege for Privileged Information to the extent relating to Collective Benefit Services, and (B) CoreCo or BrazilCo (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel. Notwithstanding the foregoing or anything else in this Article VI, the Parties acknowledge and agree that CoreCo shall exclusively own all Privileges arising out of the negotiations, structuring and transactions contemplated by this Agreement, the RSA, the Restructuring Plan, the Transaction Implementation Deed, the Ancillary Agreements and any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby, and CoreCo shall be entitled, in its sole and absolute discretion, to control all such Privileges, including any assertion or waiver of such Privileges, in connection with Collective Benefit Services relating to such matters.
(b)Post-Closing Services. Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Closing which will be rendered solely for the benefit of CoreCo (or a member of its Group) or BrazilCo (or a member of its Group), as the case may be, while other such post-separation services following the Closing may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both Groups. With respect to such post-separation services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:
(i)CoreCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the CoreCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the CoreCo Group or BrazilCo Group. CoreCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting CoreCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the CoreCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the CoreCo Group or BrazilCo Group; and
(ii)BrazilCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the BrazilCo Business, whether or not the Privileged Information is in the
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possession of or under the control of any member of the CoreCo Group or BrazilCo Group. BrazilCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting BrazilCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the BrazilCo Group, whether or not the Privileged Information is in the possession of or under the control of any member of the CoreCo Group or BrazilCo Group.
(iii)If the Parties do not agree as to whether certain information not allocated pursuant to Sections 6.7(b)(i)-(ii) is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all Privileges in connection with any such information until such time as it is finally determined pursuant to Section 7.1(c) that such information is not Privileged Information or the Parties otherwise agree in writing.
(c)Subject to the remaining provisions of this Section 6.7, the Parties agree that CoreCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges not allocated pursuant to Section 6.7(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. CoreCo agrees, on behalf of itself and each member of the CoreCo Group, not to intentionally disclose or otherwise intentionally waive any such Privilege without consulting BrazilCo. Upon the reasonable request of CoreCo or BrazilCo, in connection with any Action or threatened or contemplated Action contemplated by this Article VI, other than any adversarial Action or threatened or contemplated adversarial Action, CoreCo and BrazilCo will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any Privilege of any member of either Group.
(d)If any dispute arises between the Parties or any members of their respective Groups regarding whether any Privilege should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.
(e)Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such
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Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information.
(f)Except for Information provided in the context of any adversarial Action or contemplated adversarial Action between the Parties, the Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, are pursuant to a common legal interest, and such Privileged Information shall remain Privileged notwithstanding the exchange of such Privileged Information between the Parties. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of this Section 6.7 shall not be deemed to constitute a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the Privilege.
(g)Notwithstanding the foregoing in this Section 6.7 except as expressly set forth in the final sentence of Section 6.7(a), the Parties acknowledge and agree that in any Action or Dispute with respect to this Agreement, the RSA, the Restructuring Plan, the Transaction Implementation Deed, the Ancillary Agreements and any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby, in each case, in which CoreCo, on the one hand, is adverse to BrazilCo, on the other hand: (i) any and all Privileged Information with respect to such matters belonging to or possessed by the CoreCo Group or the BrazilCo Group prior to the Closing shall be deemed to relate solely to the CoreCo Business; (ii) any advice given by or communications with each of the parties constituting CoreCo Counsel, to the extent it relates to this Agreement, the RSA, the Restructuring Plan, the Transaction Implementation Deed, the Ancillary Agreements or any other agreement related to the transactions contemplated hereby or thereby, and/or negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared Privilege and shall be deemed to relate solely to the CoreCo Business; and (iii) any advice given or communications with in-house counsel of CoreCo prior to the Closing, to the extent it relates to this Agreement, the RSA, the Restructuring Plan, the Transaction Implementation Deed, the Ancillary Agreements or any other agreement related to the transactions contemplated hereby or thereby, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared Privilege and shall be deemed to relate solely to the CoreCo Business.
(h)The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of CoreCo and BrazilCo as set forth in Sections 6.6 and 6.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 4.1, 5.4 and 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.1, 5.4 and 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 4.1 and 5.4 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
8.Conflicts Waiver. Each Party hereby agrees, on behalf of itself and each of its past, present and future Affiliates, that the counsel(s) set forth on Schedule 6.8 (“CoreCo Counsel”)
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has exclusively acted as counsel to CoreCo in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. BrazilCo, on behalf of itself and each of its past, present and future Affiliates, agrees that, following consummation of the transactions contemplated hereby and thereby, such representation by CoreCo Counsel shall not preclude CoreCo Counsel from serving as counsel to CoreCo, any of its then-Affiliates or any directors, officers, employees, agents, representatives, limited partners, members, shareholders or other equityholders of CoreCo or such then-Affiliate, in connection with any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (even if there exists at any time a separate attorney-client relationship between CoreCo Counsel, on the one hand, and BrazilCo or any of its past, present or future Affiliates, on the other hand, pursuant to which CoreCo Counsel has obtained confidential information relating to BrazilCo, the BrazilCo Business, the BrazilCo Assets or the BrazilCo Liabilities). BrazilCo shall not, and shall cause any and all of its past, present and future Affiliates not to, seek to have CoreCo Counsel disqualified from any such representation. BrazilCo, on behalf of itself and each of its past, present and future Affiliates, hereby consents thereto and waives any such conflict of interest, and BrazilCo shall cause any and all of its past, present and future Affiliates to consent to such waive any conflict of interest. BrazilCo, on behalf of itself and each of its past, present and future Affiliates, acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that BrazilCo, on behalf of itself and each of its past, present and future Affiliates, has consulted with counsel or has been advised it should do so in connection herewith. BrazilCo, on behalf of itself and each of its past, present and future Affiliates, further acknowledges that none of this Agreement, the Ancillary Agreements nor the transactions contemplated hereby and thereby are intended to create an attorney-client relationship between CoreCo Counsel, on the one hand, and BrazilCo or any of its past, present or future Affiliates, on the other hand, or any other relationship pursuant to which BrazilCo or any of its past, present or future Affiliates would have a right to object to CoreCo Counsel’s representation of any Person under any circumstance. The covenants, consent, and waiver contained in this Section 6.8 shall not be deemed exclusive of any other rights to which CoreCo Counsel is entitled whether pursuant to Law, Contract, or otherwise.
9.Ownership of Information. Any Information owned by one Party or any member of its Group or its other Affiliates that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party (or its applicable Affiliate or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement or any Ancillary Agreement shall be construed as granting or conferring rights to any Party (or its applicable Affiliate or member of its Group) of license or otherwise in any such Information or any Intellectual Property contained therein, whether by implication, estoppel or otherwise, except as expressly set forth in Sections 4.6 and 4.7 of this Agreement or in an Ancillary Agreement.
10.Personal Data.
(a)Each Party and its Affiliates shall at all times comply, and ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement complies, with Data Protection Laws (including by taking appropriate technical and organizational measures against the unauthorized disclosure or unlawful processing, access to, accidental loss or destruction of, or damage to, Personal Data) and shall use reasonable efforts to avoid acts or omissions that place the other Party in breach of its obligations under any applicable Data Protection Laws.
(b)The Parties acknowledge that after the Closing, each Party and its Affiliates shall act as a separate and independent Controller with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement (subject to the express terms thereof).
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(c)To the extent that a Party or its Affiliate transfers Personal Data included in the CoreCo Assets (with respect to transfers by BrazilCo or its Affiliates) or BrazilCo Assets (with respect to transfers by CoreCo or its Affiliates) internationally following the Closing, the transferring Party shall ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.
(d)To the maximum extent permitted under applicable Law, each Party shall (i) promptly (and in any event within five (5) Business Days) notify the other Party if it or its Affiliate receives a complaint, notice or communication (including request from a Data Subject to exercise their rights under Data Protection Laws) in relation to any Personal Data processed pursuant to this Agreement or any Ancillary Agreement, and (ii) without undue delay (and in any event within forty-eight (48) hours) if it becomes aware of, or reasonably suspects, a Personal Data Breach affecting the Personal Data of the other Party or its Affiliates.
(e)Following notification of a Personal Data Breach pursuant to Section 6.10(d)(ii), the Parties shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in (i) investigating the cause and scope of such breach, (ii) mitigating any harm resulting from such breach, (iii) preparing and issuing any required notifications to Data Subjects, Governmental Entities or data protection authorities, and (iv) responding to any investigation or enforcement action by a Governmental Entity or data protection authority. Each Party shall bear its own costs in connection with such cooperation, except that the Party whose act or omission caused or materially contributed to the Personal Data Breach shall reimburse the other Party for reasonable out-of-pocket costs incurred in connection with such cooperation to the extent arising from or attributable to such breach.
(f)Each Party shall, and shall cause its Affiliates to, implement and maintain commercially reasonable administrative, technical and organizational security measures appropriate to the nature of the Personal Data Processed by or on behalf of such Party (including, at a minimum, measures consistent with industry standards and applicable Data Protection Laws, and the Brazilian Lei Geral de Proteção de Dados Pessoais specifically) to protect against any Personal Data Breach.
(g)Each Party shall, and shall cause its Affiliates to, reasonably cooperate with the other Party in responding to requests from Data Subjects exercising their rights under applicable Data Protection Laws (including rights of access, rectification, erasure, restriction, data portability and objection), to the extent that such cooperation is reasonably necessary for the other Party to comply with its obligations under Data Protection Laws.
(h)To the extent that, following the Closing, a Party or its Affiliates holds Personal Data that constitutes an Asset of the other Party’s Group and is not required for the performance of obligations under this Agreement or any Ancillary Agreement, such Party shall, and shall cause the applicable Affiliates to, as promptly as reasonably practicable (and in any event within ninety (90) days of written request by the other Party), either (i) return such Personal Data to the other Party in a commonly used, machine-readable format or (ii) securely delete or destroy such Personal Data and certify such deletion or destruction in writing to the other Party, in each case, in compliance with applicable Data Protection Laws.
(i)To the extent that either Party Processes Personal Data on behalf of the other Party in connection with any services provided under the Ancillary Agreements (including the Transition Services Agreement), the Parties shall enter into a data processing agreement on terms that comply with applicable Data Protection Laws (including, where required, incorporating standard contractual clauses or other lawful data transfer mechanisms for international transfers of Personal Data).
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Article VII

DISPUTE RESOLUTION
1.Negotiation and Arbitration.
(a)In the event of a controversy, any dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including, but not limited to, any question of the arbitral tribunal’s jurisdiction, the existence, scope or validity of this arbitration agreement or the arbitrability of any claim, and any controversy, dispute or Action related to Section 6.7 concerning Privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.
(b)Negotiation. The following procedures shall apply with respect to Disputes, except in cases of Disputes related to Section 6.7 concerning Privilege issues (in which case the procedure in Section 6.7(c) shall apply):
(i)At such time as a Dispute arises, (A) either Party shall deliver written notice of such Dispute to the other Party (a “General Dispute Notice”) and (B) the general counsels of the Parties and/or such other executive officer designated by a Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each Party in writing, exceed ninety (90) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”).
(ii)With respect to the subject Dispute, neither Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant General Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 7.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant General Dispute Notice and (y) the expiration of the applicable General Negotiation Period.
(iii)All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant General Negotiation Period by any Party or the members of their respective Groups (and its and their respective Affiliates), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties or the members of their respective Groups (and its and their respective Affiliates) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.
(c)Arbitration. If the Dispute has not been resolved in writing for any reason as of the expiration of the General Negotiation Period, such Dispute shall be submitted, at the request of any Party, to final and binding arbitration administered by the American Arbitration Association’s International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules then in effect (the “Rules”), except as modified herein.
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(i)The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant(s), collectively, and the respondent(s), collectively, shall each appoint one arbitrator within thirty (30) days of receipt by respondent(s) of the demand for arbitration. The two arbitrators so appointed shall, in consultation with the parties, appoint the third and presiding arbitrator (the “Chair”) within thirty (30) days of the appointment of the second arbitrator. If any Party fails to appoint an arbitrator, or if the two Party-appointed arbitrators fail to appoint the Chair, within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by the ICDR in accordance with the Rules.
(ii)In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.
(iii)Arbitration under this Section 7.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.
(iv)The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, (B) award punitive, exemplary, treble or similar damages, except as set forth in Section 7.1(c)(v), or (C) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 7.1(c)(viii).
(v)The Arbitral Tribunal shall have the power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the ICDR). If any Party files an Action in contravention of the arbitration agreement in this Section 7.1, the other Party shall be entitled to an award of any costs they may incur in defending such an Action, including a fee in an amount equal to ten million dollars ($10,000,000), multiplied by 1.05 raised to the power of the number of years elapsed since the Closing Date (expressed in decimal form), as well as such additional punitive, exemplary, treble or similar damages as may be awardable under applicable Law. Each of the Parties acknowledges and agrees that if any Party files an Action in contravention of the arbitration agreement in this Section 7.1, the non-breaching Party shall suffer reputational loss as a direct consequence of such Action for which it is entitled to damages.
(vi)The arbitration shall be seated in, and the award shall be rendered, in New York County, New York, in the English language.
(vii)The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).
(viii)A Party may request consolidation of two (2) or more arbitrations pending under the Rules into a single arbitration pursuant to the Rules. The
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Parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 7.1(c)(viii) and subject to the Rules even if the parties to such arbitration proceedings are not identical. Any order of consolidation issued pursuant to the Rules shall be final and binding upon the parties to the new Dispute, prior pending or subsequently-filed arbitrations. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court.
(ix)The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 9.19. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (I) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (II) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.
(x)The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case, located in the Borough of Manhattan, New York City, New York (“New York Court”) to enforce the dispute resolution provisions in this Section 7.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal (or, if applicable, Emergency Arbitrator). In any such action: (A) each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (B) each of the Parties irrevocably consents to service of process by the mailing of copies of the process to the Parties as provided in Section 9.6, with service effected in this manner becoming effective five (5) days after the mailing of the process; and (C) each of the Parties waives any right to trial by jury in any court.
(xi)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS
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WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.1.
(d)Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article VII shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article VII or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 7.1(d) (including any proceedings to enforce a final award or any Interim Relief), such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.
2.Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.
Article VIII

INSURANCE
1.Access to Insurance Policies for Pre-Closing Matters.
(a)With respect to Liabilities of CoreCo that (x) constitute BrazilCo Liabilities (other than those incurred by a member of the CoreCo Group) or (y) are otherwise incurred by a member of the BrazilCo Group, in each case, to the extent related to or arising from occurrences, acts, omissions or other matters occurring at or prior to the Closing Date, any rights to insurance coverage applicable to those Liabilities under Insurance Policies issued to any members of the CoreCo Group, including the Insurance Policies referenced in Section 8.3, are hereby assigned by CoreCo (on behalf of itself and the applicable members of its Group) to the applicable members of the BrazilCo Group on that same date. CoreCo shall, or shall cause the applicable member of its Group to, provide the applicable member of the BrazilCo Group with, from and after the Closing Date, access to, and the right to make claims under, the applicable Insurance Policy; provided that such access to, and the right to make claims under, such Insurance Policy shall be subject to the terms, conditions and exclusions of such Insurance Policy, including any notice or reporting requirements, any limits on coverage or scope, and any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and shall be subject to the following:
(i)to the extent permitted under such Insurance Policy, the applicable member of the BrazilCo Group shall be responsible for the submission,
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administration and management of any such claims under such Insurance Policy; provided that BrazilCo shall provide reasonable written notice to the applicable member of the CoreCo Group prior to submitting any such claims;
(ii)if such Insurance Policy does not permit the applicable member of the BrazilCo Group to directly submit claims thereunder, BrazilCo shall, or shall cause the applicable member of its Group to, report any such claims under such Insurance Policy as soon as practicable to CoreCo, and CoreCo shall, or shall cause the applicable member of its Group to, submit such claims directly to the applicable Insurer; provided that BrazilCo (or the applicable member of its Group) shall (x) be responsible for the administration and management of such claims, including preparing any documents required for the submission of such claims and (y) provide CoreCo (or the applicable member of its Group) with such documents or other information necessary for the submission of such claims on behalf of BrazilCo (or the applicable member of its Group);
(iii)CoreCo (or the applicable member of its Group) shall reasonably cooperate with BrazilCo (or the applicable member of its Group) in the pursuit of any such claims, including by providing BrazilCo (or the applicable member of its Group) with commercially reasonable access to the applicable Insurance Policy upon the written request of BrazilCo and promptly remitting insurance proceeds to BrazilCo (or the applicable member of its Group);
(iv)BrazilCo (or the applicable member of its Group) shall be responsible for any payments to the applicable Insurer under such Insurance Policy relating to its claims submissions and shall indemnify, hold harmless and reimburse CoreCo (and the applicable member of its Group) for any losses, liabilities, costs or expenses incurred or payable by CoreCo (or the applicable member of its Group) to the extent resulting from any access to, or any claims made by BrazilCo (or any members of its Group) under, any such Insurance Policy in accordance with this Section 8.1(a) (with respect to BrazilCo Liabilities), including any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses, indemnity payments, settlements, judgments, attorneys’ fees, allocated claims expenses and claim handling fees, whether such claims are submitted directly or indirectly by BrazilCo, a member of the BrazilCo Group, its or their employees or third parties;
(v)BrazilCo (or the applicable member of its Group) shall bear (and none of the CoreCo Group shall have any obligation to repay or reimburse the BrazilCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by or on behalf of any members of the BrazilCo Group under such Insurance Policy (unless otherwise constituting a CoreCo Liability); and
(vi)No member of the BrazilCo Group, in connection with making a claim under any such Insurance Policy pursuant to this Section 8.1(a), shall take any action or fail to take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the CoreCo Group, on the one hand, and the applicable Insurer, on the other hand; (x) result in the applicable Insurer terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the CoreCo Group under such Insurance Policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the CoreCo Group under such Insurance Policy; or (z) otherwise compromise or impair the ability of CoreCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and CoreCo shall have the right to cause BrazilCo to desist, or
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cause any other member of the BrazilCo Group to desist, from any action that CoreCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 8.1(a)(vi) shall not preclude or otherwise restrict any member of the BrazilCo Group from reporting claims to Insurers in the ordinary course of business.
(b)The provisions of Section 8.1(a) shall apply mutatis mutandis with respect to any Liabilities of BrazilCo that (i) constitute CoreCo Liabilities (other than those incurred by a member of the BrazilCo Group) or (ii) are otherwise incurred by a member of the CoreCo Group, in each case, to the extent related to or arising from occurrences, acts, omissions or other matters occurring at or prior to the Closing Date.
(c)With respect to any Insurance Policies whose rights are shared between CoreCo and BrazilCo (or any member of their respective Groups), claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Insurance Policies shall be reduced, in each case, in accordance with the terms of such Insurance Policies; provided, however, (i) in the event that there are claims under any such Insurance Policy by both a member of the CoreCo Group and a member of the BrazilCo Group, then the limits of such Insurance Policy and any applicable deductible or retention under such Insurance Policy shall be allocated between the applicable members of the CoreCo Group and the BrazilCo Group in accordance with their respective bona fide losses covered under such Insurance Policy; and (ii) none of CoreCo or BrazilCo (or any member of their respective Groups) shall accelerate or delay the notification, submission, adjustment, handling or resolution of claims or the receipt of Insurance Proceeds in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.
(d)The members of each Group shall use commercially reasonable efforts not to take any action or fail to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group under any Insurance Policy in respect of any occurrence, act, omission or other matter occurring at or prior to the Closing without the Consent of any such member of the other Group (or the Consent of CoreCo or BrazilCo, as applicable, on behalf of such member); provided that (i) the expiration of any such Insurance Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission and pursuit of a claim by any member of one Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group.
(e)In the event of any Action by or against members of both Groups to recover Insurance Proceeds under an Insurance Policy governed by this Section 8.1, with respect to claims that relate to the same or related occurrences, acts, omissions or other matters, then CoreCo and BrazilCo (or the applicable members of their Groups) may jointly prosecute or defend any such Action, in which case CoreCo and BrazilCo shall, or shall cause the applicable members of their respective Groups to, waive any conflict of interest to the extent necessary to conduct such joint prosecution or defense.
2.Cyber Insurance
.
(a)On or prior to the Closing Date, CoreCo shall maintain in effect any existing cyber liability Insurance Policies covering the CoreCo Group and the BrazilCo Group, and BrazilCo shall be entitled to the benefit of such coverage with respect to any
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cybersecurity incidents, data breaches or related events occurring at or prior to the Closing Date, subject to the terms, conditions and limits of such policies.
(b)For a period of six (6) months following the Closing Date, CoreCo shall use commercially reasonable efforts to maintain (or procure a “tail” or “run-off” policy providing) cyber liability insurance coverage for the benefit of the BrazilCo Group with respect to cybersecurity incidents, data breaches or related events occurring at or prior to the Closing Date; provided that the financial responsibility for the incremental cost of extending such coverage to the BrazilCo Group beyond the Closing Date shall be borne by BrazilCo.
(c)From and after the Closing Date, each Group shall be responsible, at its sole cost and expense, for securing its own cyber liability insurance with respect to cybersecurity incidents, data breaches and related events occurring from and after the Closing Date.
3.“Tail” or Prior Acts Coverage.
(a)For a period of six (6) years from and after the Closing Date, CoreCo shall use commercially reasonable efforts to maintain, or obtain six (6) year “tail” insurance providing, directors and officers liability, fiduciary liability, and employment practices liability insurance for the benefit of the CoreCo Group and the BrazilCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Closing; provided that the financial responsibility for the incremental cost of maintaining or obtaining such insurance for the BrazilCo Group and its insured persons shall be borne by BrazilCo, as reasonably determined by CoreCo.
(b)On or prior to the Closing Date, to be effective on the Closing Date, BrazilCo shall purchase “tail” insurance with a six (6) year reporting period for any local Brazil directors and officers liability Insurance Policy(ies) covering the BrazilCo Group and their respective insured persons with respect to acts, omissions or other matters occurring at or prior to the Closing.
(c)For a period of three (3) years from and after the Closing Date, CoreCo shall use commercially reasonable efforts to maintain, or obtain three (3) year “tail” insurance providing, cyber insurance for the benefit of the CoreCo Group and the BrazilCo Group and their respective insured persons with respect to acts, omissions, incidents, events or other matters occurring at or prior to the Closing; provided that the financial responsibility for the incremental cost of maintaining or obtaining such insurance for the BrazilCo Group shall be borne by BrazilCo, as reasonably determined by CoreCo.
4.Directors and Officers Indemnification. For a period of six (6) years from and after the Closing Date, (i) the Certificate of Incorporation and Bylaws of CoreCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of CoreCo immediately before the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were indemnified under such Certificate of Incorporation and Bylaws, except to the extent such amendment, repeal, or modification is required by Law or approved by CoreCo’s stockholders, and (ii) the Certificate of Incorporation and Bylaws of BrazilCo, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of BrazilCo immediately before the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Closing Date in any manner that
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would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were indemnified under such Certificate of Incorporation and Bylaws, except to the extent such amendment, repeal, or modification is required by Law or approved by BrazilCo’s stockholders.
5.Insurance for Post-Closing Matters
. For the avoidance of doubt, each Group shall be responsible, at its sole cost and expense, for securing all insurance it deems appropriate for the operation of its Group and all of its Assets and Liabilities with respect to occurrences, acts, omissions or other matters occurring after the Closing.
6.No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any Insurance Policy in its entirety (as opposed to an assignment of rights and proceeds under an Insurance Policy), nor is it considered to be itself a contract of insurance. This Agreement shall not be construed to waive any right or remedy of any Party under or with respect to any Insurance Policy, and the Parties reserve all their rights thereunder.
Article IX

MISCELLANEOUS
1.Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Closing, the covenants and obligations set forth in Article IV, Article V, Article VI, Article VII and Article VIII or the application of Article IX to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Group that it is to be enforced against.
2.Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
3.Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
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4.Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Closing and remain in full force and effect in accordance with their applicable terms.
5.Expenses. Except as otherwise provided in this Agreement or any Ancillary Agreement, the costs and expenses incurred by the members of the CoreCo Group or the BrazilCo Group prior to the Closing and directly related to the consummation of the transactions contemplated hereby and/or the Restructuring, including third party professional fees (e.g., outside legal and accounting fees) and other fees and expenses incurred in connection with the preparation, execution and delivery and implementation of this Agreement, and costs and expenses incurred in connection with the Internal Reorganization, shall be borne by CoreCo and BrazilCo as set forth on, and in accordance with, Schedule 9.5; provided; however, in the event of any inconsistency between this Section 9.5, on the one hand, and Article I with respect to specific allocations of BrazilCo Liabilities and CoreCo Liabilities, on the other hand, such clauses in the definitions of BrazilCo Liabilities and CoreCo Liabilities in Article I shall control.
6.Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.6 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):
To CoreCo:
New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York 10011
Telephone: (516) 268-7400
Attention: Kevin Sullivan; Matthew Reinhard
Email: kesullivan@newfortressenergy.com; mreinhard@newfortressenergy.com
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with a copy by email to: legal@newfortressenergy.com
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000
Attention: Peter D. Serating; Blair T. Thetford; Jonathan M. Lee
Email: Peter.Serating@skadden.com; Blair.Thetford@skadden.com; Jonathan.Lee@skadden.com
To BrazilCo:

NFE Brazil Holdings Limited
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Telephone: +55 21 3993-5340
Attention: Leandro Cunha; Humberto Quintas; Jeremy Dawson
Email: lcunha@newfortressenergy.com; Hquintas@newfortressenergy.com; jdawson@newfortressenergy.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000
Attention: Peter D. Serating; Blair T. Thetford; Jonathan M. Lee
Email: Peter.Serating@skadden.com; Blair.Thetford@skadden.com; Jonathan.Lee@skadden.com
7.Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).
8.Amendments. Subject to the terms of Section 9.11 hereof, this Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.
9.Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or
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indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 9.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.
10.Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
11.Certain Termination and Amendment Rights. This Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article V, Section 8.3 or Section 8.4 shall not be terminated or amended in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.
12.Payment Terms.
(a)Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such other Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)Except as set forth in Article V or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus three percent (3%) calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which BrazilCo and CoreCo shall jointly determine, each acting in good faith.
(c)In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 9.12(a), subject to the right of the payor Party to dispute such amount following such payment); provided that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to SOFR plus three percent (3%), calculated for the actual
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number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.
(d)Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by CoreCo or BrazilCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.
13.No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) the intended purpose of which is to undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article V).
14.Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Closing Date.
15.Third Party Beneficiaries. Except (a) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein, (b) as provided in Section 8.3 relating to insured persons and Section 8.4 relating to the directors, officers, employees, fiduciaries or agents provided therein, (c) as provided in Section 6.8 relating to CoreCo Counsel, and (d) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement. For the avoidance of doubt, no term or provision of this Agreement (including any agreement or covenant to Assume or cause other members of any Group to Assume any Liabilities) shall create or otherwise give rise to any third party beneficiary right or be deemed to confer upon any third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever to enforce, whether directly or derivatively, (i) any of the CoreCo Liabilities against any member of the CoreCo Group or BrazilCo Group or (ii) any of the BrazilCo Liabilities against any member of the BrazilCo Group or CoreCo Group, or any other right, in each case, other than as expressly set forth in the immediately preceding sentence.
16.Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
17.Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or
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obligation of any member of the CoreCo Group or the BrazilCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the CoreCo Group or the BrazilCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.
18.Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
19.Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article IX (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to seek specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
20.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
21.No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2, Section 5.3 and Section 5.4).
22.Public Announcements. From and after the Effective Time, CoreCo and BrazilCo hereby agree to (a) coordinate with the other Party on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system
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and (y) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided that in the case of clause (y), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 9.6, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.
23.Tax Treatment of Payments. To the extent permitted by applicable Law, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement shall be treated as an adjustment to the consideration treated as paid to CoreCo for the NFE Brazil Equity and the Bradford HoldCo Equity.
* * * * *
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
NEW FORTRESS ENERGY INC.
By:         /s/ Matthew Reinhard
    Name:    Matthew Reinhard
    Title:    Co-General Counsel
NFE BRAZIL HOLDINGS LIMITED
By:         /s/ Matthew Reinhard
    Name:    Matthew Reinhard
    Title:    Director
BRADFORD COUNTY HOLDINGS LIMITED
By:         /s/ Matthew Reinhard
    Name:    Matthew Reinhard
    Title:    Director

    [Signature Page to the Separation Agreement]